Exhibit 2.1

Ambienta SGR S.p.A.
Piazza Fontana 6
20121 Milan
Italy

Attention:    Mauro Roversi/Francesco Lodrini

Federico De Angelis
Strada Maggiore 58
40125 Bologna (BO)
Italy

Pietro Corsano Annibaldi
Via dei Colli 1/2
40136 Bologna (BO)
Italy

Antonio Perosa
Viale Martelli n.11
33170 Pordenone
Italy

Giulio Vernazza
Casalbarbato 148
43012 Fontanellato (PR)
Italy

22 February 2017

Dear Sirs,

Sale and Purchase Agreement

We refer to your proposal to enter into a sale and purchase agreement at the terms set out below.

*    *    *

Tennant Company
701 N. Lilac Drive
P.O. Box 1452
Minneapolis, Minnesota 55440-1452
United States

Attention:    H. Chris Killingstad, President and Chief Executive Officer

22 February 2017

Dear Sirs,

Sale and Purchase Agreement

We refer to our recent discussions, and set out below the terms of the sale and purchase agreement which we propose to enter into.

*    *    *

AMBIENTA SGR S.P.A. FEDERICO DE ANGELIS PIETRO CORSANO ANNIBALDI ANTONIO PEROSA GIULIO VERNAZZA (as sellers) and Tennant Company (as purchaser) SHARE PURCHASE AGREEMENT
Linklaters

Studio Legale Associato in association with Linklaters LLP Via Broletto, 9 20121 Milan

Table of Contents
Contents                                             Page

1	Definitions and Interpretation 6

2	Sale and purchase of the Shares 15

3	Locked Box 19

4	Pre-Closing Actions 20

5	Conditions Precedent 23

6	Interim Management Covenants 25

7	Closing 27

8	Representations and Warranties of the Sellers 30

9	Representations and Warranties of the Purchaser 31

10	Indemnification Obligations 32

11	Confidentiality 41

12	Non-Competition and Non-Solicitation 41

13	Miscellaneous Provisions 42

14	Liability of the Sellers 46

15	Sellers’ Representative 46

16	Governing Law and Disputes 46

List of Exhibits

Exhibit (C)	List and details of the Subsidiaries
Exhibit 1.1.84	Locked Box Accounts
Exhibit 1.1.106	Reference Financial Statements
Exhibit 2.2.1	Provisional Purchase Price Calculation
Exhibit 2.2.2(vi)	Escrow Amounts
Exhibit 3.1	Permitted leakages
Exhibit 3.2	Salaries or other forms of remuneration paid or to be paid to directors and managers
Exhibit 4.1.1(i)	Directors Resignation Letter Form
Exhibit 4.1.1(iii)	Statutory Auditors Resignation Letter Form
Exhibit 4.1.2	Closing resolutions of the Company and the Italian Subsidiary
Exhibit 4.1.4	Hold Harmless Letter
Exhibit 6.3	Actions commenced prior to the Interim Period
Exhibit 7.2.1(i)	Step Plan
Exhibit 7.2.1(ii)	Form of Bank Release Letter
Exhibit 8.1.1	Sellers’ Representation and Warranties
Exhibit 9.5	Purchasers’ Individuals List
Exhibit 10.2.4(ii)	Liability and Indemnity Cap

This Share Purchase Agreement (the “Agreement”) is made on 22 February 2017 by and among:

(1)
Ambienta SGR S.p.A., a company organized under the laws of Italy, with registered office in Milan, at Piazza Fontana 6, share capital of EUR 1,500,000, fully paid-in, registered with the Companies Register of Milan, registration number and tax code 1848333, acting as management company of the closed-end funds (fondi comuni di investimento mobiliare di tipo chiuso e riservato) named “Ambienta I”, “Ambienta II” and “Ambienta II-bis” (collectively, the “Funds”) and therefore in the name and on behalf of the Funds, represented herein by Mauro Roversi, duly empowered by virtue of the board resolution of Ambienta SGR S.p.A., dated 17 February 2017 (“Ambienta”);

(2)	Mr. Federico De Angelis, born in Bologna (BO), on 2 December 1959, domiciled in Bologna (BO), Strada Maggiore 58, 40125, tax code DNGFRC59T02A944V (“FDA”);

(3)	Mr. Pietro Corsano Annibaldi, born in Ascoli Piceno (AP), on 26 October 1974, domiciled in Bologna (BO), Via dei Colli 1/2, 40136, tax code CRSPTR74R26A462Q (“PCA”);

(4)	Mr. Antonio Perosa, born in Pordenone (PN), on 16 February 1964, domiciled in Portogruaro (VE), Viale Treviso 63, 30026, tax code PRSNTN64B16G888D (“AP”);

(5)
Mr. Giulio Vernazza, born in Harrow (UK), on 25 July 1966, domiciled in Fontanellato (PR), Casalbarbato 148, fraz. Parola, 43012, tax code VRNGLI66L25Z114K (“GV”, together with Ambienta, FDA, PCA and AP, collectively, the “Sellers” and, each, a “Seller”); and

on one hand

(6)
Tennant Company, a company incorporated under the laws of Minnesota, United States, represented herein by H. Chris Killingstad, President and Chief Executive Officer, duly empowered by virtue of the Board of Directors resolutions of Tennant Company, dated 15 February 2017 (the “Purchaser”)

on the other hand
(the Sellers and the Purchaser, are hereinafter collectively referred to as the “Parties” and, each, a “Party”).
Whereas

(A)
IP Cleaning S.p.A. is a joint stock company (società per azioni) incorporated under the laws of Italy, with registered office in Portogruaro (VE), Viale Treviso 63, registered with the Companies’ Register of Venice, registration number and tax code 11889280159, with a paid-in share capital of EUR 11,762,428.00, represented by no. 11,676,636 class A shares and no. 85,792 class B ordinary shares, engaged, directly and through its subsidiaries, in the Business (the “Company”).

(B)
The share capital of the Company is currently held as follows: (i) no. 11,676,636 Class A shares, representing 99.271% of the share capital, are held by Ambienta in the name and on behalf of the Funds (the “Ambienta Shares”); (ii) no. 49,024 Class B shares, representing 0.417% of the share capital, are held by FDA (the “FDA Shares”); (iii) no. 12,256 Class B shares, representing 0.104% of the share capital, are held by PCA (the “PCA Shares”); (iv) no. 12,256 Class B shares, representing 0.104% of the share capital, are held by AP (the “AP Shares”); and (v) no. 12,256 Class B shares, representing 0.104% of the share capital, are held by GV (the “GV Shares”, together with the FDA Shares, the PCA Shares and the AP Shares, collectively, the “Managers Shares”).

(C)	As of the date of this Agreement, the Company owns participating interests in the companies indicated in Exhibit (C) (collectively the “Subsidiaries”) in the percentages set forth in the same.

(D)
During the period between 17 October 2016 and the date of this Agreement, the Purchaser, directly and through its advisors, has conducted a due diligence activity on the legal, financial, business, commercial, accounting and tax issues and aspects relating to the Target Companies (the “Due Diligence Activities”). The Due Diligence Activities have been carried out on: (i) delivered reports by the Sellers’ advisers on various legal, financial, business, commercial, accounting and tax issues and aspects relating to the Target Companies; and (ii) such other documents and information which have been made available by the Sellers to the Purchaser through a virtual data room. In the course of the Due Diligence Activities, the Purchaser and its advisors were also allowed to submit questions, some of which received all relevant and satisfactory answers, and to interview some of the management of the Company, the Sellers and their financial advisors.

(E)	On the date of this Agreement the Purchaser entered into a warranty and indemnity insurance policy with AIG Europe Limited.

(F)	Through this Agreement, the Parties intend to set forth the terms and conditions relating to the sale of (all and not part of) the Shares by the Sellers to the Purchaser.
Now, therefore, the Parties hereby agree and covenant as follows:

1	Definitions and Interpretation

1.1	Definitions
In addition to the other terms and expressions defined elsewhere in this Agreement, for the purposes of the same, the following capitalised terms and expression used in this Agreement shall have the meaning ascribed to them below.

1.1.1
“2016 Audited Financial Statements” means the consolidated financial statements of the Company as of 31 December 2016 approved by the Board of Directors of the Company and audited with no exceptions (giudizio senza rilievi) by KPMG as external auditor of the Company in charge.

1.1.2	“Accounting Principles” means the international financial reporting standards (IFRS) of the International Accounting Standards Boards (I.A.S.B.) applied by the Target Companies.

1.1.3
“Affiliate” means, with respect to any Person, an individual, corporation, partnership, firm, association, unincorporated organization or other entity directly or indirectly controlling, controlled by or under common control with such Person.

1.1.4	“Agents” has the meaning set forth in Exhibit 8.1.1.

1.1.5	“Agreement” means this share purchase agreement.

1.1.6	“Ambienta” has the meaning set forth in the introductory part of this Agreement.

1.1.7	“Ambienta Shares” has the meaning set forth in Recital (B).

1.1.8	“AP” has the meaning set forth in the introductory part of this Agreement.

1.1.9	“AP Shares” has the meaning set forth in Recital (B).

1.1.10	“Arbitrators” has the meaning set forth in Paragraph 16.2.2.

1.1.11	“Authority” means any government, government department or governmental body.

1.1.12	“Bank Release Letter” has the meaning set forth in Paragraph 7.2.1(ii).

1.1.13	“Base Consideration” has the meaning set forth in Paragraph 2.2.1(a).

1.1.14
“Bilateral Facilities Agreements” means the facilities agreements setting forth the terms and conditions applicable to the bilateral facilities made available to the Company from time to time by the Bilateral Lenders.

1.1.15
“Bilateral Lenders” means each of UniCredit S.p.A., Intesa Sanpaolo S.p.A., Cassa di Risparmio del Friuli Venezia Giulia S.p.A., Cassa di Risparmio di Venezia S.p.A., Cassa di Risparmio del Veneto S.p.A., Banca Popolare dell’Emilia Romagna Soc.Coop., Banco Popolare di Sondrio Soc.Coop., Banco Popolare di Verona Soc.Coop., MPS - Monte dei Paschi di Siena S.p.A.

1.1.16	“Bridge to Equity Calculation” has the meaning set forth in Paragraph 2.2.1(b).

1.1.17
“Business” means the business of the Company (as it is conducted through the Company and the other Target Companies), which is comprised of (i) the cleaning machinery division, in charge of manufacturing and sale of high-pressure washers, sweepers, scrubbers and vacuum cleaners; and (ii) the tools division, in charge of manufacturing and sale of cleaning tools and supplies.

1.1.18	“Business Day” means any calendar day other than Saturdays, Sundays and any other days on which retail banks are authorized to close in the cities of Milan and Minneapolis.

1.1.19	“Cap” has the meaning set forth in Exhibit 10.2.4(ii).

1.1.20	“Civil Code” means the Italian civil code, as approved by the Royal Decree dated 16 March 1942, no. 262, as subsequently amended and supplemented.

1.1.21	“Clearance” has the meaning set forth in Paragraph 5.3.1.

1.1.22
“Closing” means the sale and purchase of the Shares, the payment of the Purchase Price and, in general, the execution and exchange of all documents and the performance and consummation of all actions and transactions, respectively required to be executed, exchanged, performed and consummated on the Closing Date pursuant to this Agreement.

1.1.23	“Closing Ambienta Price” has the meaning set forth in Paragraph 2.2.2(i).

1.1.24	“Closing AP Price” has the meaning set forth in Paragraph 2.2.2(iv).

1.1.25	“Closing Conditions” has the meaning set forth in Paragraph 5.1.

1.1.26	“Closing Date” means the date on which Closing shall actually take place in accordance with the applicable provisions of this Agreement.

1.1.27
“Closing Disclosure Letter" means the letter that the Sellers’ Representative (as defined below) shall have the right to deliver to the Purchaser on or prior to the Closing Date containing exclusively facts or events (i) actually occurred between the date hereof and the Closing Date and (ii) not caused by the Sellers which, if not disclosed, would make the representations and warranties under Exhibit 8.1.1 or

Article 3 no longer true and correct as of the Closing Date, it being agreed that any such facts or events will be considered as disclosed for the purpose of Paragraph 8.1.3; provided, however, that (a) the Sellers’ Representative shall not be entitled to disclose any facts or events against the representations and warranties set out in Exhibit 8.1.1 under point A (Fundamental Representation and Warranties); (b) any such disclosure against the representations and warranties set out in Exhibit 8.1.1 under point B (Other Representation and Warranties) shall be intended exclusively to make such representations and warranties set out in Exhibit 8.1.1 under point B (Other Representation and Warranties) true and correct as of the Closing Date (and release the Sellers from liability pursuant to Paragraph 8.1.3) and shall not remedy any breach of any such representations and warranties as of the date hereof, if any.

1.1.28	“Closing FDA Price” has the meaning set forth in Paragraph 2.2.2(ii).

1.1.29	“Closing GV Price” has the meaning set forth in Paragraph 2.2.2(v).

1.1.30	“Closing PCA Price” has the meaning set forth in Paragraph 2.2.2(iii).

1.1.31	“Closing Purchase Price” has the meaning set forth in Paragraph 2.2.2.

1.1.32	“Company” has the meaning set forth in Recital (A).

1.1.33	“CT” has the meaning set forth in Exhibit (C).

1.1.34	“Designee” has the meaning set forth in Paragraph 2.6.

1.1.35	“Direct Claim” has the meaning set forth in Paragraph 10.3.2(i).

1.1.36	“Due Diligence Activities” has the meaning set forth in Recital (D).

1.1.37	“Eagle” has the meaning set forth in Exhibit (C).

1.1.38	“Employees” has the meaning set forth in Exhibit 8.1.1.

1.1.39
“Encumbrances” means any encumbrance, Lien, claim, charge, security, mortgage, pledge, easement, option, conditional sale or other title retention agreement, or other similar restriction or third-party rights, as the context may require, provided that the security interests granted under the Security Documents shall be released at Closing further to the payment by the Purchaser or the Company referred to under Paragraph 7.2.1(i) below and the provisions of the comfort documents set out under the relevant Security Documents.

1.1.40
“Environmental Contamination” means any pollutants, contaminants or other Hazardous Materials that are existing on the external roofing, internal covering or at any other external or internal area of the properties and/or in the soil, groundwater or surface water of the properties operated by the Company or its Subsidiaries and are required to be cleaned up or removed pursuant to Environmental Laws applicable at the locations operated by or to the activities of the Company or its Subsidiaries.

1.1.41
“Environmental Laws” means all statutes, laws, rules, regulations or ordinances concerning environmental, health and safety, and risk prevention matters applicable in Italy or in any applicable jurisdiction, including safety and hygiene at work provisions, emissions, discharges, waste management or releases of pollutants, contaminants or Hazardous Materials into the environment or otherwise relating to the manufacture, processing, storage, transport or disposal of Hazardous Materials as interpreted and enforced by the competent Authorities.

1.1.42	“Escrow Account” has the meaning set forth in Paragraph 7.2.3.

1.1.43	“Escrow Agent” has the meaning set forth in Paragraph 7.2.3.

1.1.44	“Escrow Agreement” has the meaning set forth in Paragraph 10.5.1.

1.1.45	“Escrow Amounts” has the meaning set forth in Exhibit 2.2.2(vi).

1.1.46	“FDA” has the meaning set forth in the introductory part of this Agreement.

1.1.47	“FDA Shares” has the meaning set forth in Recital (B).

1.1.48	“Final Bridge to Equity Calculation” has the meaning set forth in Paragraph 2.3.3.

1.1.49	“Final Purchase Price” has the meaning set forth in Paragraph 2.4.3.

1.1.50	“Financing” means the Purchaser’s debt financing to be provided to the Purchaser in connection with the sale and purchase of the Shares contemplated hereby.

1.1.51
“Financing Information” means all customary financial information of the Company and its Subsidiaries that is reasonably available to or obtainable by the Company that is required to permit the Purchaser to prepare a confidential information memorandum or similar lender presentation to arrange the Financing and to syndicate the loans included in the Financing.

1.1.52
“Financing Sources” means any Person who is contemplated or agrees to or does provide or assist with the provision of any portion of the Financing, including the Affiliates of such Person and any Related Party of such Person or such Person’s Affiliates.

1.1.53	“Foreign Subsidiaries” has the meaning set forth in Exhibit (C).

1.1.54	“Funds” has the meaning set forth in the introductory part of this Agreement.

1.1.55
“Governing Documents” means, with respect to any Person (other than an individual), articles of incorporation, certificates of incorporation, bylaws, articles of association, or other instrument or document, individually or collectively, pursuant to which such Person is established or organized. Unless otherwise specified any reference to “Governing Documents” refers to all amendments thereto.

1.1.56	“GV” has the meaning set forth in the introductory part of this Agreement.

1.1.57	“GV Shares” has the meaning set forth in Recital (B).

1.1.58
“Hazardous Materials” means any substance, chemical or waste (including asbestos, polychlorinated biphenyls (PCBs) and petroleum and petroleum products) that is designated or defined as hazardous, toxic or dangerous, or as pollutant or contaminant, in any applicable law, code or ordinance.

1.1.59	“Indemnified Parties” has the meaning set forth in Paragraph 4.1.3.

1.1.60	“Indemnities Escrow Amount” has the meaning set forth in Exhibit 2.2.2(vi).

1.1.61	“Independent Accounting Firm” means PriceWaterhouseCoopers or, should PriceWaterhouseCoopers not to be in a position or not willing to accept the mandate, another independent accounting firm of recognized international standing to be agreed in writing between the Sellers’ Representative and the Purchaser, or should the Sellers’ Representative and the Purchaser be unable to reach such an agreement within 10 (ten) Business Days from the request of any of them, or should the expert mutually designated not to be in a position or not willing to accept the mandate, another independent accounting firm of recognized international standing appointed by the Chairman of the Court of Milan, upon written request of the Sellers’ Representative and/or the Purchaser, after having granted to the other Party the possibility to express its disagreement. The engagement of the Independent Accounting Firm will be governed by the applicable provisions of this Agreement and by the terms and conditions generally applied by the Independent Accounting Firm to similar engagements, to the extent that such terms and conditions do not conflict with the provisions of this Agreement. If the Independent Accounting Firm requires the execution of an engagement letter, or similar document or agreement, as a condition for its agreeing to perform the services called for under this Agreement, the Parties agree to negotiate the engagement letter with the Independent Accounting Firm in good faith and undertake to accept all customary terms and conditions that the Independent Accounting Firm might request as a condition for its agreeing to perform the services, including fees at market conditions and any indemnity and hold harmless clauses in favour of such Independent Accounting Firm.

1.1.62	"Insurer" means the insurer(s) providing the Policy.

1.1.63	“Interim Period” has the meaning set forth in Paragraph 6.1.

1.1.64
“Intellectual Property Rights” means any patents, trade marks, service marks, trade names, rights in designs, copyright (including rights in computer software and databases and applications), rights in know-how, trade secrets and other intellectual property rights protected by the laws of the relevant jurisdiction, in each case whether registered or unregistered and including applications for the grant of any of the foregoing

1.1.65	“Interclean” has the meaning set forth in Exhibit (C).

1.1.66	“IP Gansow” has the meaning set forth in Exhibit (C).

1.1.67	“IPC Brazil” has the meaning set forth in Exhibit (C).

1.1.68	“IPC Eagle” has the meaning set forth in Exhibit (C).

1.1.69	“IPC Euromop” has the meaning set forth in Exhibit (C).

1.1.70	“IPC India” has the meaning set forth in Exhibit (C).

1.1.71	“IPC Norway” has the meaning set forth in Exhibit (C).

1.1.72	“IPC Spain” has the meaning set forth in Exhibit (C).

1.1.73	“IPC Sweden” has the meaning set forth in Exhibit (C).

1.1.74	“IP Litigation” has the meaning set forth in Paragraph 10.1.

1.1.75	“IP Litigation Cap” has the meaning set forth in Exhibit 10.2.4(ii).

1.1.76	“IP Litigation Escrow Amount” has the meaning set forth in Exhibit 2.2.2(vi).

1.1.77	“IP Litigation Pre-Closing Settlement” has the meaning set forth in Paragraph 2.2.1(c).

1.1.78	“Italian Subsidiary” has the meaning set forth in Exhibit (C).

1.1.79	“Leakage” has the meaning set forth in Article 3.

1.1.80	“Leakage and Adjustment Escrow Amount” has the meaning set forth in Exhibit 2.2.2(vi).

1.1.81	“Lease Agreements” has the meaning set forth in Exhibit 8.1.1.

1.1.82	“Leased Real Estate” has the meaning set forth in Exhibit 8.1.1.

1.1.83	“Lien” means any security interest, mortgage, lien, easement, usufruct, charge, pledge, encumbrance, right of first refusal, right of pre-emption or defect of title.

1.1.84
“Locked Box Accounts” means the unaudited consolidated management accounts of the Company as at the Locked Box Date, attached hereto as Exhibit 1.1.84 and prepared in accordance with the Accounting Principles and consistently with past practice.

1.1.85	“Locked Box Date” means 31 December 2016.

1.1.86
“Locked Box Interest” means an amount equal to the interest, accrued on a daily basis on the Base Consideration less the Adjusted Net Debt and less the Working Capital Adjustment, at a rate of 5% per annum calculated over the period starting from (and including) the Locked Box Date until (and including) the Closing Date as illustrated in Exhibit 2.2.1.

1.1.87
“Loss” means any damage (including reasonable legal fees) that is the direct and immediate consequence of any breach of the representations and warranties, undertakings or covenants contained in this Agreement in accordance with Article 1223 of the Civil Code, it being expressly agreed that (i) Loss does not include any loss of profit resulting from any Target Company’s cessation of manufacturing or distribution of the products manufactured or distributed by the Target Companies after Closing, to the extent any Target Company is in breach or non-compliance with any applicable law and/or any Purchaser’s group internal policy or regulation, and the Purchaser’s resolution or rectification of such breach or non-compliance results in such cessation, except as such cessation is imposed by a judgment, injunction or order of a competent Authority, and (ii) Loss cannot be computed or otherwise calculated, in any circumstances, with regard to any multiple, price-earnings, formula, or other ratio implicit in the negotiation or determination by the Purchaser or its advisors of the purchase price of the Shares.

1.1.88	“Managers” means FDA, PCA, AP and GV.

1.1.89	“Managers Shares” has the meaning set forth in Recital (B).

1.1.90
“Material Contracts” means the Senior Facilities Agreement, the Bilateral Facilities Agreements and the Shareholders’ Loan and any agreement entered into by any of the Target Companies which (i) involves expenditure of any kind by, or generated any revenue to, any Target Company in excess of EUR 200,000 (two hundred thousand) in 2015 or 2016 (except for orders of raw materials, packaging materials, transportation or logistics services in the ordinary course of business); (ii) contains an express clause providing for the obligation of any Target Company not to compete (geographically or otherwise) with any Person, granting to any Person any exclusive rights to make, sell or distribute any Target Company’s products, granting any “most favored nations” status or similar rights to any Person and/or otherwise prohibiting or limiting the right of any Target Company to make, sell or distribute any products or services; (iii) relate to the acquisition or the disposal of any business, shares, or substantially all the assets of any Target Company; (iv) relates to indebtedness of any Target Company, other than accounts receivables and payables in the ordinary course of business, for an amount that, individually or in the aggregate, is greater than EUR 200,000 (two hundred thousand); (v) relates to a partnership or joint venture, agreements of any Target Company with any other Person; (vi) contains change of control provisions; (vii) relates to licensing of any registered Intellectual Property Rights of the Target Companies to any Person or licensing of any registered Intellectual Property Rights of a third party by any Target Company; (viii) relates to the employment of any director or employee of any Target Company or any other individual on a full-time, part-time, consulting or other basis providing annual compensation (and with respect to directors and employees, annual gross compensation) in excess of EUR 200,000 (two hundred thousand).

1.1.91	“Material Permits” has the meaning set forth in Exhibit 8.1.1.

1.1.92	“Notice of Claim” has the meaning set forth in Paragraph 10.3.2(i).

1.1.93	“Objections Statement” has the meaning set forth in Paragraph 2.3.1.

1.1.94	“Other Minority Interests” has the meaning set forth in Paragraph 4.2.1.

1.1.95	“Owned Real Estate” has the meaning set forth in Exhibit 8.1.1.

1.1.96	“PCA” has the meaning set forth in the introductory part of this Agreement.

1.1.97	“PCA Shares” has the meaning set forth in Recital (B).

1.1.98	“Party” or “Parties” means either the Purchaser or the Sellers, or both, as the case may be.

1.1.99	“Person” means, any individual, corporation, partnership, firm, association, unincorporated organization or other entity.

1.1.100	"Policy" means the warranty and indemnity insurance policy in the agreed form, taken out by the Purchaser on the date of this agreement;

1.1.101	“Provisional Bridge to Equity Calculation” has the meaning set forth in Paragraph 2.2.1(b).

1.1.102	“Provisional Purchase Price” has the meaning set forth in Paragraph 2.2.1.

1.1.103	“Purchaser” has the meaning set forth in the introductory part of this Agreement.

1.1.104	“Purchaser Conditions” has the meaning set forth in Paragraph 5.2.1.

1.1.105	“Reference Date” means 31 December 2015.

1.1.106	“Reference Financial Statements” means the consolidated financial statements of the Company as of 31 December 2015, audited without exceptions by KPMG and attached hereto as Exhibit 1.1.106.

1.1.107
“Related Parties” means, with respect to the Sellers: (i) their Affiliates (including their limited partners); (ii) the members of the board of directors or executives of the Sellers and their Affiliates; and (iii) any “stretto familiare” of the Persons referred to under point (ii) above.

1.1.108	“Relevant Percentage” means in respect to each Seller, the percentage of Shares owned by the same.

1.1.109	“Required Minority Interests” means the participation or equity interests in the Italian Subsidiary and Vaclensa that are not owned by the Company as of the date hereof.

1.1.110	“Reserve Escrow Amount” has the meaning set forth in Paragraph 10.5.1(iv).

1.1.111
“Security Documents” means the security documents executed as at the date hereof by the Company and/or the Sellers in order to secure the Company’s payment obligations arising under the Senior Facilities Agreement.

1.1.112	“Sellers” has the meaning set forth in the introductory part of this Agreement.

1.1.113
“Sellers’ Best Knowledge” means, in the context of representations and warranties set forth in Exhibit 8.1.1, the actual knowledge or the knowledge they should have had, after diligent inquiry and investigation in accordance with their respective statutory duties under applicable law, as of the date hereof, of Mr. Mauro Roversi, Mr. Francesco Lodrini and the Managers.

1.1.114	“Sellers’ Representative” has the meaning set forth in Paragraph 15.1.

1.1.115
“Senior Facilities Agreement” means the senior facilities agreement entered into by and among, inter alia, the Company, Banca IMI S.p.A. (formerly Intesa Sanpaolo S.p.A.) and UniCredit S.p.A. on 27 February 2006 as amended from time to time, including on 2 July 2014.

1.1.116
“Shareholders’ Loans” means (i) the loan granted by Ambienta to the Company on 2 July 2014; (ii) the loan granted by Ambienta to the Company on 28 July 2016; (iii) the loan granted by AP to the Company on 31 October 2016; (iv) the loan granted by PCA to the Company on 31 October 2016; (v) the loan granted by GV to the Company on 31 October 2016; and (vi) the loan granted by FDA to the Company on 2 November 2016.

1.1.117	“Shares” means collectively the Ambienta Shares and the Management Shares.

1.1.118	“Soteco Benelux” has the meaning set forth in Exhibit (C).

1.1.119	“Step Plan” has the meaning set forth in Paragraph 7.2.1(i).

1.1.120	“Subsidiary” or “Subsidiaries” means either the Italian Subsidiary or the Foreign Subsidiaries, or both, as the case may be.

1.1.121	“Target Companies” means, collectively, the Company and the Subsidiaries.

1.1.122
“Tax” or “Taxes” mean all taxes and duties imposed by any national or local taxing authority, including, to the extent applicable, income, property, excise, sale, use, capital stock, profits, withholding, social security, unemployment, disability, stamp, alternative minimum, value added and franchise taxes.

1.1.123	“Tax Authority” means any competent governmental authority in charge of imposing and/or collecting any Tax.

1.1.124	“Tax Period Before Closing Date” means any Tax assessment period ending on or before the Closing Date.

1.1.125	“Tax Returns” means any return, declaration or notice relating to any Tax, which must be made to a Tax Authority under applicable laws.

1.1.126	“Third Party Claim” has the meaning set forth in Paragraph 10.3.2(i).

1.1.127	“Trade Control Laws” has the meaning set forth in Exhibit 8.1.1.

1.1.128
"Uninsured Claims" means claims by the Purchaser against the Sellers in respect of claims under Article 10 (w) for which the Insurer has expressly excluded liability under the Policy, (x) that do not meet either the de minimis or the deductible threshold under the Policy, (y) that exceed and to the extent that they exceed the limitation of liability of the Policy or (z) that are otherwise not covered by the Policy.

1.1.129	“Vaclensa” has the meaning set forth in Exhibit (C).

1.2	Interpretation
Unless otherwise expressly indicated or required by the context:

1.2.1	all capitalized terms defined in this Agreement shall have the meaning so defined through this Agreement;

1.2.2	the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision thereof;

1.2.3	the words “control”, “controlling”, or “controlled”, when used in this Agreement, shall have the meaning provided in Article 2359, Paragraph 1, no. 1, of the Civil Code;

1.2.4	the words “comprised”, “included”, “including”, “in particular” and similar words shall be construed without limitation and therefore such words do not exclude the non-expressed cases;

1.2.5
the term “month”, when used in this Agreement, shall mean the lapse of time beginning on a given day of a calendar month and ending on the corresponding day of the following calendar month, all as more fully provided in Article 2963, Paragraphs 4 and 5, of the Civil Code;

1.2.6	the terms defined in the singular shall have the comparable meaning when used in the plural, and vice versa;

1.2.7	any reference to Articles, Paragraphs, Exhibits or Annexes contained in this Agreement shall be deemed to be a reference to Articles, Paragraphs hereof or Exhibits or Annexes hereto;

1.2.8
any reference to a provision of law shall be considered as comprehensive of any amendment or supplement which from time to time have been introduced to such provision of law, and comprehensive of any secondary regulation implementing such provision of law;

1.2.9	any reference to a specific Person refers to such Person and to its successors and, to the extent as permitted under this Agreement, to its assignee, if any;

1.2.10
should any reference under this Agreement to a period of time be made by referring to a number of days, those days shall be computed by excluding the first day and by including the last day, unless the latter falls on a day which is not a Business Day, in which case the last day will fall on the following Business Day;

1.2.11
the language throughout this Agreement shall in all cases be construed without any presumption that the terms hereof shall be more strictly construed against one Party than the others, by reason of the principle contemplated in Article 1370 of the Civil Code, it being acknowledged that both Parties have actively participated to the negotiation and definition of the terms and conditions of this Agreement; and

1.2.12
any reference in this Agreement to an obligation of a Party to procure or cause that another Person complies with an obligation shall be construed as a “promessa dell’obbligazione o del fatto del terzo” under Article 1381 of the Civil Code.

2	Sale and purchase of the Shares

2.1	Transfer of the Shares

2.1.1	Subject to the terms and conditions set forth in this Agreement, including Paragraph 2.2.2, Article 10 and the adjustment mechanism under Paragraph 2.4:

(i)	Ambienta shall sell and transfer to the Purchaser the Ambienta Shares, effective as of the Closing Date, against the payment of the Closing Ambienta Price (as defined in Paragraph 2.2.2(i) below);

(ii)	FDA shall sell and transfer to the Purchaser the FDA Shares, effective as of the Closing Date, against the payment of the Closing FDA Price (as defined in Paragraph 2.2.2(ii) below);

(iii)	PCA shall sell and transfer to the Purchaser the PCA Shares, effective as of the Closing Date, against the payment of the Closing PCA Price (as defined in Paragraph 2.2.2(iii) below);

(iv)	AP shall sell and transfer to the Purchaser the AP Shares, effective as of the Closing Date, against the payment of the Closing AP Price (as defined in Paragraph 2.2.2(iv) below); and

(v)	GV shall sell and transfer to the Purchaser the GV Shares, effective as of the Closing Date, against the payment of the Closing GV Price (as defined in Paragraph 2.2.2(v) below).

2.1.2	Ambienta hereby waives its pre-emption right under article 8 of the by-laws of the Company currently in force with respect to the sale and transfer of the Managers Shares.

2.2	Provisional Purchase Price

2.2.1	Subject to the adjustment set forth under Paragraph 2.4 below, the aggregate purchase price for the Shares (the “Provisional Purchase Price”) as detailed in Exhibit 2.2.1 will be an amount equal to:

(a)	EUR 330,000,000 (three hundred thirty million) (the “Base Consideration”), minus

(b)
the total amount of the adjusted net debt, working capital adjustment and additional adjustments set out in Exhibit 2.2.1(b)1-3 (the “Bridge to Equity Calculation”), calculated based on the 2016 Audited Financial Statements and delivered by the Sellers’ Representative to the Purchaser along with the 2016 Audited Financial Statements in accordance with the provisions of Paragraph 4.4 below (the “Provisional Bridge to Equity Calculation”); Exhibit 2.2.1(b)1-3 includes also all relevant definitions and an illustration of how the Bridge to Equity Calculation has been calculated based on the Locked Box Accounts, minus

(c)
the aggregate cost and expense, including legal expense, related to the settlement of the IP Litigation, if the IP Litigation is fully and finally settled by the Sellers on or prior to Closing pursuant to a settlement agreement that does not provide for any restrictive or other covenants binding against the Target Companies or any Affiliates thereof (the “IP Litigation Pre-Closing Settlement”).

2.2.2
As consideration for the sale and purchase of the Shares, on the Closing Date, the Purchaser shall pay to the Sellers the Provisional Purchase Price minus the Escrow Amounts (the “Closing Purchase Price”) and, at the Closing, the Closing Purchase Price shall be allocated as follows:

(i)	to Ambienta, 99.271% of the Closing Purchase Price (the “Closing Ambienta Price”);

(ii)	to FDA, 0.417% of the Closing Purchase Price (the “Closing FDA Price”);

(iii)	to PCA, 0.104% of the Closing Purchase Price (the “Closing PCA Price”);

(iv)	to AP, 0.104% of the Closing Purchase Price (the “Closing AP Price”);

(v)	to GV, 0.104% of the Closing Purchase Price (the “Closing GV Price”); and

(vi)	to Escrow Agent, the Escrow Amounts.

2.3	Adjustment to the Provisional Purchase Price

2.3.1
If the Purchaser has any objections to the Provisional Bridge to Equity Calculation as notified by the Sellers’ Representative to the Purchaser pursuant to Paragraph 4.4 below, the Purchaser, must deliver to the Sellers’ Representative a written statement (an “Objections Statement”) setting forth a description in reasonable detail of its objections thereto and certifying that all such objected items are being objected to in good faith. If an Objections Statement is not delivered to the Sellers’ Representative in the period between the day after the Closing Date and 20 (twenty) Business Days after Closing Date, the Provisional Bridge to Equity Calculation will be final, binding and non-appealable by the Parties hereto.

2.3.2
If the Purchaser timely delivers an Objections Statement to the Sellers’ Representative, then the Purchaser and the Sellers’ Representative will negotiate in good faith to resolve any objections set forth in the Objections Statement, but if they are unable to resolve all disputed items by the end of 10 (ten) Business Days after the date of delivery of the Objections Statement, then the remaining items in dispute will be submitted to the Independent Accounting Firm, it being agreed that:

(i)
the Independent Accounting Firm will: (a) consider only the disputed matters set out in the Objection Statements; (b) allow the Sellers’ Representative and the Purchaser to present their reasons and objections; (c) determine the Bridge to Equity Calculation calculated pursuant to the 2016 Audited Financial Statements, all in accordance with the definitions and calculations set out in Exhibit 2.2.1(b); (d) determine the calculation of the Final Purchase Price (as defined below) based on the Bridge to Equity Calculation calculated pursuant to point (c) above; (e) be required to provide reasonably detailed written explanations of its determinations with respect to any disputed matters; and (f) prepare and deliver to the Sellers’ Representative and the Purchaser its determination within 30 (thirty) Business Days of its acceptance of the appointment;

(ii)
any communication between the Independent Accounting Firm and the Sellers or the Purchaser shall also be copied to, respectively, the Purchaser or the Sellers’ Representative, and whenever the Independent Accounting Firm wishes to meet or discuss with the Sellers’ Representative or the Purchaser, it shall also enable the other Party to participate in the meeting or discussion;

(iii)
the Parties, to the extent of their respective capacity, shall procure that the Independent Accounting Firm has access to all relevant books, records, financial statements, and other relevant information relating to the Target Companies, and to the top management of the same, and they shall cooperate with the Independent Accounting Firm in connection with all of the above to any extent reasonably required;

(iv)
the Independent Accounting Firm will act as a contractual expert (perito contrattuale) and not as an arbitrator (arbitro), only to the extent required to make the determinations contemplated by this Paragraph 2.3.2; and

(v)	the costs, fees and expenses of the Independent Accounting Firm shall be shared 50/50 between the Sellers and the Purchaser. Each Party shall pay the fees of its own advisors.

2.3.3
The determination of the Provisional Bridge to Equity Calculation (i) prepared and notified by the Sellers’ Representative to the Purchaser pursuant to Paragraph 4.4 below, for which the Purchaser did not serve any Objection Statement within the deadline set out in Paragraph 2.3.1, and/or (ii) for which an agreement is reached between the Sellers’ Representative and the Purchaser pursuant to Paragraph 2.3.2, and/or (iii) made by the Independent Accounting Firm with respect to the disputed matters pursuant to Paragraph 2.3.2, shall be final and binding between the Sellers and the Purchaser, and shall not be subject to appeal, challenge or any other subsequent review (the “Final Bridge to Equity Calculation”).

2.4	Provisional Purchase Price Adjustment

2.4.1	The Provisional Purchase Price shall be adjusted as follows:

(i)	if the Final Bridge to Equity Calculation is smaller (i.e. lower) than the Provisional Bridge to Equity Calculation, the Purchaser shall pay to the

Sellers, on an euro per euro basis, the entire amount of such difference in accordance with Paragraph 2.4.2; and

(ii)
if the Final Bridge to Equity Calculation is greater (i.e. higher) than the Provisional Bridge to Equity Calculation, subject to Paragraph 10.5, an amount equal to the entire amount of such difference shall be released to the Purchaser from the Leakage and Adjustment Escrow Amount in accordance with Paragraph 2.4.2.

2.4.2
Any payment pursuant to Paragraph 2.4.1(i) above shall be made in immediately available funds pursuant to the provisions of Paragraph 2.5 below within 5 (five) Business Days as of the date on which the determination of the Final Bridge to Equity Calculation shall have become final and binding among the Parties pursuant to the provisions of Paragraph 2.3.2 above, it being understood that any payment to the Sellers shall be allocated to each of the same in the percentages set forth under Paragraph 2.2.2 for the payment of the Closing Purchase Price. Any amounts owed by the Sellers to the Purchaser pursuant to Paragraph 2.4.1(ii) above shall be released from the Leakage and Adjustment Escrow Amount within 5 (five) Business Days as of the date on which the determination of the Final Bridge to Equity Calculation shall have become final and binding among the Parties pursuant to the provisions of Paragraph 2.3.2 above.

2.4.3	The Closing Purchase Price, as adjusted pursuant to Paragraph 2.4.1 above, shall be considered as the “Final Purchase Price” for any purposes hereunder.

2.4.4
The Parties acknowledge and agree that the Final Purchase Price is fixed and unmodifiable, and will not be subject to any adjustment and/or revision whatsoever, it being agreed that any Loss indemnified by the Sellers to the Purchaser pursuant to the provisions of this Agreement shall be considered to the maximum extent allowed by applicable Law, as an adjustment to the Final Purchase Price.

2.4.5
All payments to be made by the Purchaser to the Sellers under this Agreement (including the payment of the Final Purchase Price) shall be made without any set-off, deduction on account of any commission, cost, Taxes (subject to Paragraph 13.7) or otherwise, exception, counterclaim, defence or condition.

2.5	Method of Payments
All payments to be made by the Purchaser to any of the Sellers under this Agreement shall be made in EUR in immediately available funds by wire transfer to the bank account to be designated by the relevant Seller at least 7 (seven) Business Days prior to the date on which the relevant payment is due.

2.6	Right to Designate
The Purchaser may designate one of its Affiliates to purchase all of the Shares and pay the Purchase Price (the “Designee”), provided that such designation is made in accordance with the following provisions:

2.6.1
notwithstanding anything in Article 1403 of the Civil Code to the contrary, each designation will be sufficiently made if notified in writing to the Sellers’ Representative, together with the written acceptance of the Designee;

2.6.2	any designation pursuant hereto will be notified to the Sellers’ Representative no later than 3 (three) Business Days prior to the Closing Date;

2.6.3
the Purchaser shall be jointly and severally liable with the Designee in respect of the punctual and exact performance by the Designee of the duties and obligations arising under or in connection with this Agreement; and

2.6.4	upon notification of a designation in accordance with this Paragraph 2.6, any reference in this Agreement to the “Purchaser” will be construed and interpreted as a reference to the Designee.

3	Locked Box
The Sellers, severally and not jointly, represent and warrant to the Purchaser, in relation to the period from the Locked Box Date to the date hereof, and undertake to procure, in relation to the period from the date hereof to the Closing Date (included), that, except (i) as disclosed in the document attached hereto as Exhibit 3.1, (ii) for the salaries or other forms of remuneration paid or to be paid to the current members of the boards of directors or executives of the Target Companies (each of which is as set forth on the document attached hereto as Exhibit 3.2) in each case in the ordinary course of business consistent with past practice or in accordance with agreements in force as of the date hereof or (iii) for any acquisition of any Required Minority Interests and/or Other Minority Interests (pursuant to Paragraph 4.2), (a) no Leakage (as defined below) has or shall have occurred and (b) neither the Company nor any of the Subsidiaries have, or will have, declared or paid to, or for the benefit of, any of the Sellers or their Related Parties (the following, collectively, “Leakage”):

(1)
any dividend or distribution (whether in cash or in kind), transfer of assets or return of capital (whether by reduction of capital or redemption of shares) from the Company or any of the Subsidiaries to the Sellers, or any of their Related Parties;

(2)	any waiver, deferral or release by the Company or any Subsidiary of any amount or obligation owed or due to the Company or any Subsidiary by the Sellers, or their Related Parties;

(3)	any assumption, indemnification or discharge of any liability (including in relation to any recharging of costs of any kind) of the Sellers or their Related Parties by the Company or any Subsidiary;

(4)
any repayment of principal or interests on any debt or any payment, amendment or agreement by the Company or any Subsidiary in relation to any of its borrowing or indebtedness in the nature of borrowing owed to any of the Sellers and any of their Related Parties;

(5)
other payments or benefits with a monetary value made, or agreed to be made by, or any other action whose effect would be to directly shift economic value from the Company or any Subsidiary to the Sellers or any of their Related Parties;

(6)
any management, service or other charges or fees, bonuses or increased pension contributions paid by the Company or any Subsidiary to the Sellers, or their Related Parties (including directors’ fees, transaction or retention bonuses for management or advisers’ fees payable in connection with the transaction contemplated by this Agreement paid by the Company or any Subsidiary); or

(7)	any undertaking to do any of the foregoing;
it being understood that any violation of the provisions of this Article 3 shall be indemnified by the Sellers on an Euro by Euro basis and such indemnification shall be subject to no monetary limitations.

4	Pre-Closing Actions

4.1	Directors and Statutory Auditors

4.1.1	The Sellers undertake to:

(i)
on or prior to Closing, cause the directors of the Company and the Italian Subsidiary to resign or otherwise cease from their offices with effect as of the Closing Date and deliver to the Purchaser resignation letters in the form attached hereto as Exhibit 4.1.1(i), such letter to declare that they have no claim of any form of severance indemnification or similar indemnity as a consequence of their resignation or termination from office, except for accrued compensation until the Closing Date;

(ii)
upon reasonable request of the Purchaser, on or prior to Closing, use their reasonable efforts to cause such members of the board of directors of any Target Companies as identified by the Purchaser to resign or otherwise cease from their offices with effect as of the Closing Date and deliver to the Purchaser resignation letters (or, in the case that they are otherwise ceased, declarations substantially) in a form to be agreed between the Parties;

(iii)
on or prior to Closing, use their reasonable efforts to cause the (standing and alternate) members of the board of statutory auditors of the Company and the Italian Subsidiary to resign or otherwise cease from their office with effect as of Closing and deliver to the Purchaser resignation letters in the form attached hereto as Exhibit 4.1.1(iii); and

(iv)
cause, in accordance with applicable law and the relevant by-laws, proper shareholders' meetings of the Company and the Italian Subsidiary (and, if applicable, of the other Target Companies) to be validly called on the Closing Date in order to put the Purchaser in the condition of carrying out all the actions required to be carried out by Purchaser under Paragraph 4.1.2 below.

4.1.2
On the Closing Date, immediately after the acquisition of the Shares, the Purchaser shall cause the ordinary shareholders’ meetings of the Company and the Italian Subsidiary to be validly held to resolve upon the following agenda:

(i)
the appointment of new directors and (if appropriate) new statutory auditors of the Company or the Italian Subsidiary, as the case may be, to replace the directors and statutory auditors who have ceased from their office pursuant to Paragraph 4.1.1 above; and

(ii)
the release and discharge of the directors and the statutory auditors of the Company or the Italian Subsidiary, as the case may be, who have ceased from their office pursuant to Paragraph 4.1.1 above (also for the purposes of Article 2393, last Paragraph, of the Civil Code);

by adopting the resolutions (including the relevant annex) attached hereto as Exhibit 4.1.2.

4.1.3
Without prejudice to the provisions of Paragraph 4.1.2 above, the Purchaser undertakes, except in case of fraud or willful misconduct, to hold harmless and fully indemnify the directors and the statutory auditors who will have ceased from their office pursuant to Paragraph 4.1.1 above (the “Indemnified Parties”) from and against any and all liabilities, costs (including legal fees) and damages that may arise as a consequence of any action, suit, claim or litigation brought against them by the Company, its shareholders (after the Closing), the Italian Subsidiary, the Purchaser, or any Affiliate of the Purchaser, in relation to facts, acts or omissions related to their office as directors and/or statutory auditors, as the case may be, of the Company or the Italian Subsidiary occurring through the Closing Date. The undertakings of the Purchaser set out in this Paragraph 4.1.3 shall be irrevocable (within the meaning and for the purposes of Article 1411 of the Civil Code) and shall remain in full force and effect until such time when any claim against the Indemnified Parties is barred by virtue of the expiration of the applicable statute of limitations.

4.1.4
On the Closing Date, the Purchaser shall deliver to the Sellers letters addressed to each Indemnified Party confirming the undertakings set out in Paragraph 4.1.3, in the form of the draft letter (including the relevant annex) attached hereto as Exhibit 4.1.4.

4.2	Minority Interest Buyouts

4.2.1
Upon reasonable request of the Purchaser, prior to the Closing Date, each Seller will, and will cause the Target Companies to, cooperate with the Purchaser to acquire direct or indirect ownership of 100% of all the participation interests, free and clear of any Lien, in the Subsidiaries (other than the Italian Subsidiary and Vaclensa) that are not wholly owned (directly or indirectly) by the Company as of the date hereof, including Interclean, IPC Spain, Soteco Benelux, Eagle, IPC Norway, IPC Sweden, CT and IPC Euromop (such participation interests not owned, directly or indirectly, by the Company, the “Other Minority Interests”). The acquisition of or any agreement to acquire such participation interests in the Subsidiaries shall require the prior written consent of the Purchaser.

4.2.2
It is understood that the acquisition (or the cooperation for the acquisition) of any Other Minority Interests completed prior to Closing upon request of the Purchaser will not constitute a Leakage and that the Purchaser will hold the Sellers fully harmless and indemnified from and against any and all liabilities, costs and damages that may arise as a direct consequence of any of the abovementioned acquisitions (or cooperation for the acquisitions) of the Other Minority Interests.

4.2.3
The Sellers shall not, and shall cause the Target Companies not to, acquire the Required Minority Interests pursuant to Paragraph 5.2.1(i) (a) unless such acquisition requires only a one-time payment and (b) if the terms of such acquisition include any royalties or other ongoing payment obligations or any restrictive or other covenants binding against the Target Companies or any Affiliates thereof

4.3	Financing
Prior to the Closing, the Sellers shall, and shall cause each of the Target Companies to, cooperate and cause the respective officers, employees and advisors, including legal and accounting, of the Company and each of its Subsidiaries to reasonably assist the Purchaser, at the Purchaser’s sole expense, in connection with the arrangement of the Financing as is customary and may be reasonably requested by the Purchaser, including using reasonable efforts to:

(i)	upon reasonable notice, participate in a reasonable number of meetings and presentations with rating agencies, the Financing Sources, prospective lenders or investors and drafting sessions;

(ii)	assist with the preparation of materials for bank information memoranda, private placement memoranda and similar documents reasonably necessary in connection with the Financing;

(iii)	prepare and furnish to the Purchaser and the Financing Sources all Financing Information; and

(iv)
furnish the Purchaser and the Financing Sources with all documentation and other information required by Authorities with respect to the Financing under applicable “know your customer” and anti-money laundering rules and regulations, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001));

provided, however, that the Sellers shall not be required to provide, or cause any of the Target Companies to provide, cooperation under this Paragraph 4.3 that: (w) interferes with the ongoing business of the Company or any of its Subsidiaries; (x) causes any representation or warranty in this Agreement to be breached; (y) causes any Closing Condition to fail to be satisfied or delayed, or otherwise causes the breach of this Agreement; or (z) requires the Company or any of its Subsidiaries to take any action that would reasonably be expected to conflict with or violate its Governing Documents or any law. The Sellers hereby consent to the reasonable use of the Company’s and the Subsidiaries’ logos in connection with the Financing, provided that such logos are used in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of the Subsidiaries or the reputation or goodwill of the Company or any of the Subsidiaries. The Purchaser will hold the Sellers fully harmless and indemnified from and against any and all liabilities, costs and damages that may arise as a direct consequence of any action of the Sellers or any Target Companies or otherwise under this Paragraph 4.3.

4.4	Audited Financial Statements and Provisional Bridge to Equity Calculation
As promptly as reasonably practicable after the date of this Agreement, the Sellers shall, at their expense, deliver to the Purchaser the 2016 Audited Financial Statements and the Provisional Bridge to Equity Calculation.

4.5	Updated Step Plan

Within 21 (twenty-one) days after the date of this Agreement, the Sellers shall deliver, or caused to be delivered, to the Purchaser an updated Step Plan, reasonably satisfactory to the Purchaser, detailing the steps to be taken (x) to pay off all outstanding indebtedness of the Target Companies, including all outstanding borrowings under the Senior Facilities Agreement, the Bilateral Facilities Agreements and the Shareholders’ Loans, as of the Closing and (y) to have the full and unconditional release of all pledge over the Shares as of the Closing and of any other securities over any assets of the Target Companies related to such indebtedness as of the Closing.

5	Conditions Precedent

5.1	Closing Conditions
The obligations of the Parties to proceed with Closing pursuant to this Agreement are subject to the satisfaction of the Purchaser Conditions set forth in Paragraph 5.2 below and the achievement by the Parties of the Clearance as set forth in Paragraph 5.3 below (collectively, the “Closing Conditions”).

5.2	Conditions to the Obligations of the Purchaser

5.2.1
The obligations of the Purchaser to proceed with Closing pursuant to this Agreement are subject to the following conditions (collectively, the “Purchaser Conditions”) which shall be satisfied on or prior to Closing:

(i)
the acquisition of the Required Minority Interests resulting in the Company’s direct ownership of 100% of all the participation interests in the Italian Subsidiary and Vaclensa free and clear of any Lien;

(ii)
(x) the representations and warranties contained in Exhibit 8.1.1 under point A (Fundamental Representation and Warranties) shall be true, correct and accurate in all respects as of the date hereof and as of the Closing Date and (y) the receipt of a written confirmation executed by the Sellers confirming the foregoing clause (x); and

(iii)	the receipt of the 2016 Audited Financial Statements and the Provisional Bridge to Equity Calculation by the Purchaser.

5.3	Clearance

5.3.1
On or prior to the expiration of the term provided for in Paragraph 5.4.1 below (as may be extended pursuant thereto), the purchase and sale of the Shares and all the other transactions contemplated hereby will have been, or deemed to have been by virtue of the passage of a specified time, officially approved, cleared or granted an exemption by the German antitrust authority, being Germany the only jurisdiction in which any approval, clearance or exemption is required by applicable law (the “Clearance”).

5.3.2
To the extent it is required by any applicable law, as soon as possible following the date of this Agreement and, in any case, by and not later than 10 (ten) Business Days from such date, the Purchaser shall duly and properly file all applications, requests and other documents that are required in order to obtain the Clearance; the Purchaser shall keep the Sellers’ Representative timely informed of all steps taken pursuant hereto, and the Sellers shall reasonably cooperate with the

Purchaser to obtain the Clearance as soon as possible. To this effect, the Purchaser shall submit to the Sellers’ Representative a draft of any document(s) to be filed with the relevant authority pursuant hereto prior to making any such filing, and the Sellers’ Representative will have the right to provide its comments, if any, to the Purchaser, which shall take such comments into due account and shall use its reasonable efforts to incorporate them into the document(s).

5.3.3	The Purchaser acknowledges, agrees and undertakes to the Sellers as follows:

(i)
the Purchaser has thoroughly investigated the markets and the regulatory environment in which the Purchaser’s group and the Company’s group operate, availing itself of antitrust and regulatory experts (including legal counsel), and has obtained from such experts indications concerning the feasibility of the concentration resulting from the transactions contemplated in this Agreement;

(ii)
before the date hereof, the Sellers have made available financial, commercial and other information regarding the Company and its business that, combined with the information otherwise available to the Purchaser, is sufficient in order to make a full, complete, and accurate filing;

(iii)
the Purchaser shall take all actions necessary or appropriate to obtain the Clearance as soon as possible after the date of this Agreement, and undertakes to the Sellers to comply with and accept, and shall cause any other company of the Purchaser’s group to undertake vis-à-vis any competent authority to comply with and accept, any condition, undertaking, or measure as necessary to obtain the Clearance as promptly as practicable after the date hereof, including by negotiating, committing to and effecting (whether by consent decree, hold separate order or otherwise) the sale, divestiture, licensing or other disposition of assets or businesses of the Purchaser and its Affiliates or the Company or its Subsidiaries, accepting any operational restrictions, or otherwise taking or committing to take any actions that may limit any of Purchaser group’s or the Company group’s freedom of action with respect to any of their respective assets, properties, licenses, rights, product lines, operations or businesses (provided that any such action or transaction may be conditional upon the occurrence of the Closing); and

(iv)
the Purchaser agrees that any and all fees, costs, burdens and expenses incurred in order to comply with any conditions, undertakings, or measures requested or imposed by any competent antitrust authority in obtaining the Clearance shall be borne exclusively by the Purchaser and its Affiliates, without any impact on the Purchase Price, which will not be subject to any amendment, adjustment or revision.

5.3.4
Without prejudice to the generality of the foregoing, the Purchaser shall abstain, and shall procure that its Affiliates shall abstain, from any action or omission which could, directly or indirectly, have the effect of delaying, impairing or impeding the obtainment of the Clearance by the deadline set out in Paragraph 5.4.1 below.

5.3.5	The Purchaser represents to the Sellers that neither the Purchaser nor any entity directly or indirectly controlling, controlled by, or under common control with, the Purchaser, is currently holding, or will hold on or before Closing, a controlling participation in any entity active in the business of the Company and/or any of the Subsidiaries, nor is any of them negotiating any transaction which might hinder or delay the obtainment of the Clearance, and the Purchaser undertakes not to, and undertakes to procure that none of its Affiliates will, on or before Closing, initiate, take part or engage in any of such negotiations.

5.3.6
The Parties agree that, for the purposes of this Agreement, the Clearance will be deemed to have been granted even if the approvals, clearances and exemptions contemplated under Paragraph 5.3.1 above are subject to orders, provisions, conditions or obligations (including the disposal of some assets or participation owned by the Company and/or the Subsidiaries) on the Purchaser by the relevant authorities which subordinate the execution of the provisions of this Agreement to the fulfilment of prescriptions, restrictions, measures and/or conditions of any type (including the disposal of any asset or participation owned by the Company and/or the Subsidiaries). To this effect, the Purchaser agrees to bear the entire risk and cost of complying with any prescriptions, restrictions, measures and/or conditions of any type (including the disposal of any asset or participation owned by the Company and/or the Subsidiaries) and of any consequence thereof.

5.4	Non-occurrence of Clearance condition

5.4.1
In the event that, in spite of the Parties’ efforts, the condition set forth in Paragraph 5.3 above is not satisfied on or prior to 30 April 2017, at the request of the Sellers to be notified to the Purchaser within the following 5 (five) Business Days, the aforesaid term of 30 April 2017 shall be automatically extended to 31 May 2017.

5.4.2
In the event that the condition set forth in Paragraph 5.3 above is not satisfied on or prior to the term provided in Paragraph 5.4.1 (if extended, then as extended), this Agreement shall automatically terminate and the Parties shall be released of all obligations hereunder except: (i) for any rights or obligations arising under this Article 5 and Articles 11, 12, 13, 14 and 16; and (ii) for any rights or obligations arising in connection with any breach of the obligations under this Agreement.

6	Interim Management Covenants

6.1
Except as otherwise provided in this Agreement or under Paragraphs 6.3 and 6.4 below, during the period from the date of this Agreement to the Closing Date (the “Interim Period”), the Sellers shall (and shall cause the Target Companies to) (i) ensure that the Business of the Company, the Italian Subsidiary and the other Subsidiaries is properly conducted in the ordinary course, consistent with past practice, (ii) not enter into any agreement, or incur any obligation, liability or indebtedness or take any other action not in the ordinary course of business and (iii) not take any action that may cause any of the representations or warranties of the Sellers contained in this Agreement to become untrue or incorrect. In particular, but without limitation, except as provided under Paragraphs 6.3 and 6.4 below, the Sellers shall not carry out the following actions concerning the Company and/or any Subsidiary, and shall cause the Company and/or the Subsidiaries not to carry out the following actions:

6.1.1	declare or pay any dividend or other distribution or reduce its/their paid-up share capital or purchase or otherwise acquire any interest in their own equity;

6.1.2
make any paid or free increase of corporate capital or reduction of corporate capital, issue or agree to issue or allot any share capital or grant any option or right to subscribe for any share capital;

6.1.3
sell, transfer, pledge, mortgage, encumber, lease, submit to any Lien or otherwise dispose of any fixed tangible or intangible assets or properties having a unitary value exceeding EUR 100,000 (one hundred thousand), unless in order to comply with the provisions of the Senior Facilities Agreement, the Bilateral Facilities Agreements and/or the Security Documents;

6.1.4
hire additional executives ("dirigenti") or fire existing executives; change the type of employment contracts granted to existing employees (except in the event the Company or a Subsidiary permanently hires workers upon natural expiration of their current employment agreement, and except for turning apprentices or temporary workers into permanent employees in the ordinary course of business); enter into, substantially amend or terminate any agreement with local unions;

6.1.5
institute, adopt or amend (or commit to institute, adopt or amend) any pension, retirement, deferred compensation, vacation or paid time off, bonus, profit-sharing, severance or other benefit plan, policy, program or arrangement applicable to any such employee of the Target Companies;

6.1.6	waive any rights or settle any claims (other than those related to accounts receivable) having a unitary value exceeding EUR 200,000 (two hundred thousand);

6.1.7	make any single capital expenditure exceeding EUR 200,000 (two hundred thousand);

6.1.8
acquire or dispose, in any form, of any real properties or any participations in the equity of other companies or acquire, dispose of, or lease (as lessor or lessee) any business or segment of business, having a unitary value exceeding EUR 200,000 (two hundred thousand);

6.1.9	enter into or amend or terminate any agreement that would constitute a Material Contract, unless in the ordinary course of business consistently with past practice;

6.1.10	enter into any guarantee for the obligations of third parties;

6.1.11
incur any new financial indebtedness (including new working capital or revolving facilities and factoring advances or finance leases) except under existing credit lines in the ordinary course of business, or grant or repay any loan or any other financing, including any shareholder financing pursuant to article 2497 of the Civil Code by the Company and/or any Subsidiary in favor of the Sellers, their Affiliates or Related Parties;

6.1.12	change the Governing Documents or any corporate documents of any of the Target Companies, or approve or make any stock offering or other change in the capital structure of any Target Company;

6.1.13
unless otherwise indicated in this Agreement, incorporate any type of corporate entity, acquire a minority or majority interest in any corporate entity or acquire, through any procedure whatsoever, subsidiaries in addition to the Subsidiaries;

6.1.14	license any of the Intellectual Property Rights; or

6.1.15	agree to do any of the foregoing.

6.2
If, during the Interim Period, the Sellers intend to cause the Company and/or any Subsidiary to take any of the actions referred to in Paragraph 6.1 which are not otherwise permitted or approved by any other provisions of, or any Exhibit or Annex to, this Agreement, the Sellers’ Representative shall notify the Purchaser in writing of such action and shall make itself available to discuss with the Purchaser on the corporate benefit and the reasons for not delaying such action until after the Closing Date. Any action notified to the Purchaser by the Sellers’ Representative in respect of which the Purchaser does not express its dissent in writing within and no later than 3 (three) Business Days from the date of receipt of the relevant written notification shall be deemed to have been approved by the Purchaser.

6.3
The Purchaser acknowledges that the actions and transactions described in Exhibit 6.3 have been commenced prior to the date of this Agreement or are planned to be commenced during the Interim Period, and agrees that such actions and transactions will not constitute a breach of Paragraph 6.1 above.

6.4	Anything in this Article 6 or any other provision of this Agreement to the contrary notwithstanding, the Company and/or any of the Subsidiaries is entitled to:

6.4.1	take any action as necessary or expedient to perform the transactions listed under Exhibits 3.1 and 3.2;

6.4.2	take all actions and/or do such other things as, in its/their reasonable judgment, may be necessary or appropriate to:

(i)	acquire the Required Minority Interests and the Other Minority Interests (pursuant to Paragraph 4.2);

(ii)	comply with any applicable law or any order of any competent public or judicial authority or existing contracts or other obligations;

(iii)	protect the safety and security of any person and/or the environment if required by applicable law;

(iv)	carry out the transactions referred to in Exhibit 6.3, or comply with the agreements constituting or relating to such transactions (as applicable);

(v)
manage, settle or compromise any of the matters in respect of which the Sellers have agreed to indemnify the Purchaser pursuant to this Agreement (including the IP Litigation Pre-Closing Settlement); and/or

(vi)	comply with this Agreement.

6.5
At least 3 (three) Business Days prior to the Closing Date, the Sellers’ Representative shall notify to the Purchaser the Sellers’ best estimate of the aggregate amount of all the outstanding borrowings (together with all accrued interest and costs thereon and any other commissions and related payments as of the Closing Date) under the Senior Facilities Agreement, the Bilateral Facilities Agreements and the Shareholders’ Loans.

6.6
Any Loss to the Purchaser, the Company or the Subsidiaries caused by violations of the provisions of this Article 6 shall be indemnified by the Sellers on an Euro by Euro basis and such indemnification shall be subject to no monetary limitations.

7	Closing

7.1	Date and Place of Closing
Subject to Article 5, Closing shall take place before a notary public designated by the Purchaser and notified to the Sellers at least 3 (three) Business Days prior to Closing, at the offices of Studio Legale Associato in association with Linklaters LLP, in via Broletto no. 9, Milan, starting at 9:00 a.m. CET, on the later of (x) April 3, 2017 and (y) 5 (five) Business Days following the later of (i) the date on which the Purchaser receives the 2016 Audited Financial Statements and the Provisional Bridge to Equity Calculation from the Sellers pursuant to Paragraph 4.4, and (ii) the obtainment of the Clearance, or at such other place, date and/or time as the Purchaser and the Sellers’ Representative may hereafter agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

7.2	Actions at Closing
In addition to any other action to be taken and to any other instrument to be executed and/or delivered on the Closing Date pursuant to this Agreement, at Closing:

7.2.1	the Purchaser shall:

(i)
consistently with the Seller’s step plan, attached hereto as Exhibit 7.2.1(i) and to be updated, in a form reasonably satisfactory to the Purchaser, prior to the Closing, detailing the steps to be taken to repay in full all outstanding borrowings under the Senior Facilities Agreement, the Bilateral Facilities Agreements and the Shareholders’ Loans (the “Step Plan”), repay in full on behalf of the Company and/or procure that the Company is provided with sufficient funds to repay in full all outstanding borrowings (together with all accrued interest and costs thereon and any other commissions and related payments as of the Closing Date) under the Senior Facilities Agreement, the Bilateral Facilities Agreements and the Shareholders’ Loans; provided that, prior to such repayment, appropriate valid corporate resolutions of the Company reflecting and authorizing such repayment shall have been duly adopted and a copy of which shall have been delivered to the Purchaser;

(ii)
upon release of the pledge over the Shares securing the obligations of the Company under the Senior Facilities Agreement following the payment under Paragraph 7.2.1(i), to be evidenced by delivery to the Purchaser of one or more Bank Release Letters in the form attached hereto as Exhibit 7.2.1(ii) (each, a “Bank Release Letter”), consistent with the Step Plan, pay, or cause to be paid, to Ambienta, the Closing Ambienta Price, to FDA, the Closing FDA Price, to PCA, the Closing PCA Price, to AP, the Closing AP Price, to GV, the Closing GV Price and to the Escrow Agent, the Escrow Amounts;

(iii)	pay on behalf of the Company and/or procure that the Company is provided with sufficient funds to pay in full the Required Minority Interests;

(iv)	deliver, or cause to be delivered, to the Sellers, the letters referred to in Paragraph 4.1.4 above;

(v)
after the Shares have been delivered to the Purchaser pursuant to Paragraph 7.2.2(i), deliver, or cause to be delivered, to the Sellers, evidence that the ordinary shareholders’ meeting referred to in Paragraph

4.1.2 above resolved upon the appointment of the new boards of directors and the new boards of statutory auditors (to the extent necessary) and the release and discharge of the resigning directors and statutory auditors pursuant to Paragraph 4.1.2(ii) above;

(vi)	execute and deliver to the Sellers and the Escrow Agent the Escrow Agreement; and

(vii)	execute and deliver, or cause to be executed and delivered, to the Sellers all the other previously undelivered items required to be delivered pursuant to this Agreement or in connection herewith.

7.2.2
Upon release of the pledge over the Shares securing the obligations of the Company under the Senior Facilities Agreement following the payment by the Purchaser or the Company referred to under Paragraph 7.2.1(i) above and the provisions of the comfort documents set out under the relevant Security Document, the Sellers shall, simultaneously with the Purchaser’s actions under Paragraph 7.2.1 and the receipt by the Sellers of satisfactory evidence that the portion of the price respectively due to each of the same has been validly credited on the bank account(s) indicated by the same in accordance with Paragraphs 2.5 and 7.2.1(ii) above:

(i)
deliver, or cause to be delivered, to the Purchaser, the certificates representing the Shares, duly endorsed in a manner legally sufficient, under applicable law, transfer to the Purchaser legal title to the Shares free and clear of any Liens and properly register the Purchaser as the owner thereof in the shareholders’ ledger of the Company;

(ii)	deliver, or cause to be delivered, to the Purchaser, the letters of resignation of the directors and statutory auditors (if any) referred to in Paragraph 4.1.1 above;

(iii)	cause the Sellers’ Representative to execute and deliver to the Purchaser and the Escrow Agent the Escrow Agreement;

(iv)	deliver, or cause to be delivered, to the Purchaser all agreements, instruments or documents related to the acquisition of the Required Minority Interests; and

(v)	execute and deliver, or cause to be executed and delivered, to the Purchaser, all the other previously undelivered items required to be delivered pursuant to this Agreement or in connection herewith.

7.2.3
Simultaneously with the Closing, the Purchaser will deliver to HSBC Bank plc, as escrow agent (the “Escrow Agent”), the Escrow Amounts by wire transfer of immediately available funds to an account established by the Escrow Agent (the “Escrow Account”) in accordance with the terms of the Escrow Agreement to be executed and delivered by the Purchaser, the Sellers’ Representative and the Escrow Agent on or prior to the Closing Date.

7.3	Transfer of Title

Upon the occurrence of Closing, the Purchaser shall acquire full legal and beneficial title to the Shares and will be entitled to any dividend declared or paid with respect thereto from the Locked Box Date.

7.4	One Transaction
All actions and transactions constituting the Closing pursuant to this Agreement shall be regarded as one single transaction so that, at the option of the Party having interest in carrying out of the specific action or transaction, no action or transaction shall be deemed to have taken place unless and until all the other actions and transactions constituting Closing shall have taken place as provided in this Agreement.

8	Representations and Warranties of the Sellers

8.1	Undertaking of the Sellers

8.1.1
Subject to the provisions under Article 10 below, the Sellers, severally and not jointly, hereby make the representations and give the warranties listed in Exhibit 8.1.1 to the Purchaser, each of which, except as otherwise stated herein, shall be true and correct as of, and as though made on, (i) the date hereof and (ii) subject to the Closing Disclosure Letter, the Closing Date.

8.1.2
The representations and warranties of the Sellers contained in this Article 8 and in Article 3 above are in lieu of all other representations and warranties however provided under applicable law and constitute all the representations and warranties made by the Sellers in connection with the transactions contemplated under this Agreement. No Person has been authorized by the Sellers to make any representation or warranty relating to the Company, the Subsidiaries or their business or operations, or otherwise in connection with the transactions contemplated by this Agreement, and, if made, such representation or warranty must not be relied upon as having been authorized by the Sellers.

8.1.3
The representations and warranties of the Sellers contained herein are qualified by, and subject to, any disclosure made in this Agreement, in the Exhibits, in the Annexes or, solely with respect to representations and warranties made as of the Closing Date, validly disclosed in the Closing Disclosure Letter, it being understood that no claim for breach of the representations and warranties under Article 10 or otherwise may be asserted by the Purchaser in relation to (i) any facts, acts, transactions or omissions which are disclosed in this Agreement or in the Annexes to Exhibit 8.1.1 or (ii) solely with respect to representations and warranties made as of the Closing Date, any facts which are disclosed in the Closing Disclosure Letter pursuant to Paragraph 1.1.27. The Parties agree that, for purposes of this Agreement, “disclosure” shall mean fairly disclosed only in the documents described in the first sentence of this Paragraph 8.1.3 and not in any data room.

8.2	No further representations

8.2.1
Notwithstanding anything contained in this Article 8 or any other provision of this Agreement, the Sellers are not making and shall not make any representation or warranty whatsoever, express or implied, except for those set forth in Exhibit 8.1.1 and in Article 3, and in entering into this Agreement and acquiring the Shares from the Sellers the Purchaser expressly acknowledges and agrees that it is not relying on any statement, representation or warranty, including those which may be contained in any materials provided to the Purchaser during the Due Diligence Activities, other than those set forth in Article 8 and in Article 3.

8.2.2
Without limiting the generality of Paragraph 8.2.1 above, the Sellers make no representation and give no warranty to the Purchaser as to the accuracy and completeness of any estimates, evaluations, financial projections, business plans or budgets, forecasts, forward looking statements or other management analyses that may have been delivered to the Purchaser or its advisors during the Due Diligence Activities or before or after the date hereof, nor as to the future profitability or financial performance of the Company and/or the Subsidiaries.

9	Representations and Warranties of the Purchaser

9.1	Undertaking of the Purchaser
The Purchaser hereby makes the following representations and gives the following warranties to the Sellers, each of which shall be true and correct as of, and as though made on, the date hereof and the Closing Date, except as otherwise stated herein or affected by transactions contemplated herein or otherwise agreed in writing by the Parties.

9.2	Organization and Standing

9.2.1
The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, United States of America, and has full power and authority to conduct its business as presently conducted and to own its assets and properties as presently owned.

9.2.2
The Purchaser is not insolvent or subject to any bankruptcy, liquidation, composition with creditors or similar bankruptcy or bankruptcy-like proceedings. The Purchaser is not subject to any court order which could affect or limit the execution, delivery and performance by them of this Agreement.

9.3	Authorization

9.3.1
All corporate acts and other proceedings required to be taken by, or on behalf of, the Purchaser to authorize the Purchaser to enter into and to carry out this Agreement have been duly and properly taken, and this Agreement is duly and validly executed and delivered by the Purchaser and constitutes, assuming due authorization, execution and delivery of this Agreement by the Sellers, the valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms. All corporate acts and other proceedings required to be taken by, or on behalf of, the Purchaser to enter into and to carry out this Agreement have been duly and properly taken.

9.3.2
Except for the Clearance, no application to, or filing with, or consent, authorization or approval of, or license, permit, registration, declaration or exemption by, any governmental or public body or authority is required to the Purchaser in connection with the execution and performance of this Agreement.

9.4	No Conflict
The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result in a breach of, or constitute a default under, or give rise to a right of termination, cancellation or acceleration of, the articles of incorporation or the by-laws of the Purchaser, or violate any judgment, order, injunction, award, decree, law or regulation applicable to the Purchaser.

9.5	Diligence
The Purchaser represents that as of the date hereof the Purchaser does not have any actual knowledge of (i) any breach by the Sellers to the representations and warranties listed in Exhibit 8.1.1 or (ii) any fact, matter or circumstance which will give rise to a claim for any such breach under the Policy (where actual knowledge shall mean actual personal knowledge of the individuals named in Exhibit 9.5 and, for the avoidance of doubt, shall not include constructive or imputed knowledge nor any actual knowledge of any other employee, director, officer, representative, advisor, agents of the Purchaser).

9.6	Financial Resources
The Purchaser has adequate resources to complete the purchase of the Shares and to perform all its obligations under this Agreement.

9.7	No Inducement or Reliance
In entering into this Agreement and purchasing the Shares, the Purchaser has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Sellers, any Affiliate of the Sellers, the Company, the Subsidiaries or their Related Parties, or any of their directors, agents, employees, attorneys, advisors or other representative, or by any other Person representing or purporting to represent the Sellers, that are not expressly set forth in this Agreement, whether or not any such representations, warranties or statements were made in writing or orally.

9.8	No Brokers
The Purchaser has not incurred any liability for any brokerage, finder’s or similar fees or commissions in connection with the transactions contemplated hereby, the payment of which can be validly claimed from the Sellers, any Affiliate of the Sellers or their Related Parties.

10	Indemnification Obligations

10.1	Indemnification Obligation of the Sellers
Subject to the provisions of this Article 10 (with particular reference to Paragraph 10.2) and of Article 14 below, the Sellers shall indemnify and hold (x) the Purchaser or (y) upon request of the Purchaser, the Company or any Subsidiary, harmless from and against:

(i)
any Losses incurred or suffered by the Purchaser, the Company or any of the Subsidiaries that would not have been so incurred and/or suffered, had the representations and warranties of the Sellers contained in Article 8, Exhibit 8.1.1 and Article 3 been true, correct and accurate and/or the covenants and undertakings contained in this Agreement been fully performed and complied with according to their terms;

(ii)
notwithstanding any disclosures made in this Agreement or to the Purchaser, any Losses incurred or suffered by the Purchaser, the Company or any of the Subsidiaries arising from or related to the pending dispute for patent infringement between A.Z. Immobiliare S.r.l. (formerly, A.Z. International S.A.) and Filmop S.r.l. against the Italian Subsidiary as described in Annex 18.1 of Exhibit 8.1.1 (the "IP Litigation");

it being understood that the payment obligations of the Sellers (a) are assumed by each Seller severally and not jointly for the portion of the Losses calculated in proportion to each Seller’s Relevant Percentage and (b) shall be considered for any purposes, to the maximum extent permitted by law, as reduction of the Final Purchase Price.

10.2	Exclusions and Limitations

10.2.1	Time Limits
The Sellers shall not be liable to the Purchaser and shall have no obligation to make any payment to the Purchaser under Paragraph 10.1(i):

(i)	in respect of any claim under Paragraph 10.1(i) which is notified by the Purchaser to the Sellers’ Representative (pursuant to Paragraph 10.3) after the dates set out below:

(a)
in case of claims relating to, or arising from, the untruthfulness, inaccuracy or incorrectness of the representations and warranties of the Sellers contained in Exhibit 8.1.1 or breaches of undertakings or covenants contained in this agreement (other than claims relating to or arising from breaches of the undertakings and covenants referred to in Paragraph (b), (c), (d) below and Article 12), 12 (twelve) months after the Closing Date;

(b)
in case of claims relating to, or arising from, the untruthfulness, inaccuracy or incorrectness of the representations and warranties, or the breach of the undertakings or covenants, referred to in Article 3 (Locked Box) above, 60 (sixty) days after the Closing Date;

(c)	in case of claims relating to, or arising from, the breach of the undertakings or covenants referred to in Article 6 (Interim Management Covenants) above, 60 (sixty) days after the Closing Date;

(d)	in case of claims relating to or arising from the IP Litigation pursuant to Paragraph 10.1(ii), 30 (thirty) months after the Closing Date;
it being understood that, with respect to any claim timely made during the time limits provided herein which is not satisfied, settled or withdrawn at the expiration of such time limits, the Sellers’ obligations under Paragraph 10.1 shall survive the expiration of such time limits to the extent and only if an arbitration proceeding pursuant to Paragraph 16.2 below is started by the Purchaser against the relevant Seller within (under penalty of forfeiture) 3 (three) months after the expiration of the aforesaid time limits.

10.2.2	Exclusions

(i)	Without prejudice to Paragraph 10.2.1 above, the Sellers shall not be liable to the Purchaser and shall have no obligation to make any payment to the Purchaser under Paragraph 10.1:

(a)
to the extent the Loss for which indemnification is sought is caused by, or is increased as a result of, a change in any law or in the guidelines of any authority or governmental body that occurred after the Closing Date;

(b)	to the extent the Loss for which indemnification is sought is caused by, or is increased as a result of, the acquisition of any Other Minority Interests;

(c)
other than any Losses relating to or arising from the IP Litigation pursuant to Paragraph 10.1(ii), to the extent the Loss for which indemnification is sought is covered and actually indemnified by any insurance policy (including the Policy) of the Purchaser, the Company or the Subsidiaries, it being agreed that: (1) in accordance with the terms of and to the extent required by the Policy, the Purchaser shall duly and timely notify to the Insurer the occurrence of any Loss; (2) in accordance with the terms of and to the extent required by the Policy, the Purchaser shall provide the Insurer with any documents required by the same to process the relevant claim; (3) the Purchaser shall use all reasonable endeavors to obtain indemnification by the Insurer under the Policy; and (4) in case indemnification is not obtained, the Purchaser shall provide to the Sellers’ Representative reasonable evidence that the procedure for indemnification under the Policy has been timely and correctly fulfilled in accordance with the terms thereof and that, notwithstanding such compliance, the Insurer has refused to pay for the Loss; provided, however, that any failure of the Purchaser to comply with the provisions of this Paragraph 10.2.2(i)(c) shall not relieve the Sellers of their indemnification obligations under Paragraph 10.1(ii), except to the extent that the Sellers are adversely affected thereby and then only up to the amount by which the Sellers were adversely affected.

(d)
to the extent that the Loss for which indemnification is sought is paid to the Purchaser, the Company or the Subsidiaries by any third party that is not an Affiliate of any of the foregoing Persons (it being understood that, in case and to the extent that any third party pays for a Loss already indemnified by the Sellers, the Purchaser, the Company or the Subsidiaries shall pay to the Sellers an amount equivalent to the amount received from the third party);

(e)	other than any Losses relating to or arising from the IP Litigation pursuant to Paragraph 10.1(ii), in connection with matters or facts fairly disclosed pursuant to Paragraph 8.1.3;

(f)	to the extent the Loss derives from acts or omissions carried out by the Sellers, the Company or the Subsidiaries (pursuant to the Purchaser’s written instructions or consent) between the date of this

Agreement and the Closing Date in full compliance with Article 6 above; or

(g)	in respect of any contingent or potential Loss, unless and until such Loss has become actual and has been finally incurred and paid for by the Purchaser, the Company or any of the Subsidiaries;

(ii)
The amount payable by the Sellers to the Purchaser pursuant to Paragraph 10.1 above, without prejudice to Paragraphs 10.2.1 and 10.2.2(i) above, shall be subject to the following additional exclusions and limitations:

(a)
if and to the extent that (i) the circumstances or events constituting the subject matter of a claim under Paragraph 10.1 above fall within the scope of different representations and warranties of the Sellers contained in this Agreement, (ii) any of such representations and warranties is more specific or relates to a subset of the matters to which the other or others relate, and (iii) such more specific representation and warranty, or representation and warranty that relates to such subset, contains qualifications, limitations or exclusions, then such qualifications, limitations or exclusions shall apply to the circumstances or events constituting the subject matter of the claim; and

(b)
in no event will there be a duplication of indemnification by the Sellers should the same fact, event or circumstance give rise to a right of the Purchaser to receive a payment under several provisions of this Agreement, including, in the event that the same fact, event or circumstance causes the untruthfulness, incorrectness or inaccuracy of multiple representations and warranties under this Agreement.

(iii)
In case of any Tax assessment that only results in the shifting of the Tax burden from one fiscal year to another, any indemnification relating thereto shall be limited to the actual net and final cash cost thereof incurred by the Company and/or any Subsidiary, as the case may be.

10.2.3	Deductions

(i)
Without prejudice to Paragraphs 10.2.1 and 10.2.2 above, in the event and to the extent that the Loss for which indemnification is sought is deductible by the Purchaser or by any of the Target Companies or Subsidiaries for income Tax purposes in any given fiscal year, then, in such event and to such extent, the amount payable by the Sellers to the Purchaser pursuant to Paragraph 10.1 above will be reduced by:

(a)
an amount equal to the actual Tax benefit obtained directly by the Purchaser by virtue of such deduction (even if such Tax benefit applies in subsequent fiscal years; but provided the benefit is actual and not just a potential deductibility), net however of any Tax burden suffered (or legal fees incurred) by the Purchaser or by any of the Target Companies in the same or any subsequent fiscal years with reference to the indemnification amount payable to them by the Sellers hereunder; and

(b)
an amount equal to the relevant percentage of the Tax benefit obtained directly by any of the Target Companies by virtue of such deduction (even if such Tax benefit applies in subsequent fiscal years, but provided the benefit is actual and not just a potential deductibility), net however of any Tax burden suffered (or legal fees incurred) by the Purchaser or by any of the Target Companies in the same or any subsequent fiscal years with reference to the indemnification amount payable to them by the Sellers hereunder).

(ii)
Without prejudice to Paragraphs 10.2.1, 10.2.2 and 10.2.3(i) above but except for the indemnification claims arising from or relating to the IP Litigation under to Paragraph 10.1(ii), the amount payable by the Sellers to the Purchaser pursuant to Paragraph 10.1 above, will be further reduced by any specific provision relating to a specific event, circumstance, condition or matter giving rise to indemnification recorded in the 2016 Audited Financial Statements.

10.2.4	Monetary Limits

(i)
Except for claims relating to or arising from the IP Litigation pursuant to Paragraph 10.1(ii) or the inaccuracy or breach of the representations and warranties, undertakings or covenants contained in Exhibit 8.1.1 under point A (Fundamental Representation and Warranties), Article 3 and Article 6, in respect of which the following limitations shall not apply, and except for breach of any undertakings and covenants herein, the Sellers shall not be liable to the Purchaser pursuant to Paragraph 10.1(i) above if, after applying the exclusions, deductions and limitations set forth in Paragraphs 10.2.1, 10.2.2 and 10.2.3 above:

(a)
the amount due in connection with any single occurrence, or a series of occurrences arising from the same fact, giving rise to liability pursuant thereto does not exceed EUR 50,000 (fifty thousand); and

(b)
until the aggregate of all amounts that would otherwise be due pursuant to Paragraph 10.1(i) above exceeds EUR 300,000 (three hundred thousand), provided that, if such limit is exceeded, the Sellers’ liability shall include the entire amount due pursuant to Paragraph 10.1(i) above.

(ii)
Except for (a) claims relating to or arising from the IP Litigation pursuant to Paragraph 10.1(ii), in relation to which the Sellers’ maximum aggregate liability shall be limited to the IP Litigation Cap, or (b) the inaccuracy or breach of the representations and warranties, undertakings and covenants contained in Exhibit 8.1.1 under point A (Fundamental Representation and Warranties), Article 3 (Locked Box) and Article 6 (Interim Management Covenants), in respect of which the following limitation shall not apply (and none of which shall be aggregated for purposes of calculating the Cap), the Sellers’ maximum aggregate liability under Paragraph 10.1(i) above or otherwise under this Agreement shall be limited to the Cap.

(iii)	Nothing in this Paragraphs 10.2.4 and Paragraph 10.7 will limit the liability of a Party to another Party for dolo.

10.3	Procedure for the Request of Indemnification

10.3.1
Except for the indemnification claims arising from or relating to the IP Litigation under Paragraph 10.1(ii), the rights of the Purchaser arising under Paragraph 10.1 above will be subject to the Purchaser’s compliance with the following provisions.

10.3.2	If any event occurs which could give rise to the Sellers’ liability under Paragraph 10.1 above (other than Paragraph 10.1(ii)), the following provisions shall apply.

(i)
The Purchaser, shall give the Sellers’ Representative written notice of such event and shall provide an indication in reasonable detail of (1) the nature of the claim, (2) the amount of the Loss constituting the subject matter of the Purchaser’s claim under Paragraph 10.1 (to the extent known or computable at the date of such notice), and (3) the provision(s) of this Agreement on the basis of which such amount is claimed (the “Notice of Claim”). The Notice of Claim shall also specify whether it arises as a result of a claim by a Person (including, for the avoidance of doubt, any notice by any public authority of any actual or alleged infringement of any law) against the Purchaser, the Company and/or any Subsidiary (a “Third Party Claim”) or whether the Notice of Claim does not so arise (a “Direct Claim”).

(ii)
The Sellers’ Representative shall be entitled to challenge in writing the Notice of Claim, within 30 (thirty) Business Days from the day of receipt of such notice. To this end, during such period, the Sellers’ Representative shall be granted reasonable access to the premises, the accounting books and records and the other pertinent documentation of the Company and/or of the interested Subsidiary, and the personnel of the same, as the Sellers’ Representative may reasonably request.

(iii)
With respect to any Direct Claim, during a period of 20 (twenty) Business Days following the giving of the notice by the Sellers’ Representative under Paragraph 10.3.2(ii) above, the Sellers’ Representative and the Purchaser will attempt to resolve amicably and in good faith any differences they may have with respect to any matters constituting the subject matter of such notice, with a view to reaching an amicable agreement in respect of such matters. If, at the end of such period (or any mutually agreed upon extension thereof), the Sellers’ Representative and the Purchaser fail to reach agreement in writing with respect to all such matters, then all matters as to which agreement is not so reached may, thereafter, be submitted to arbitration pursuant to Paragraph 16.2, and the Sellers shall not be liable to make any payment unless and until any Loss which is the subject matter of a Notice of Claim becomes due under a final (judicial or arbitral) decision of last resort.

10.4	Handling of Third Party Claims

10.4.1	Subject to Paragraph 10.4.2 below in connection with the IP Litigation, if a Notice of Claim is a result of a Third Party Claim, the following provisions shall apply.

(i)	The Purchaser shall, and shall cause the Company or any Subsidiary (when applicable), to properly and diligently defend any Third Party Claim;

the Sellers’ Representative shall have the right, but not the obligation, to participate in the defence and, to the maximum extent permitted by law, join in the same, at its own cost, by counsel of its choosing, by notifying the Purchaser of such intention, with penalty of forfeiture, no later than 15 (fifteen) Business Days after receipt of the Notice of Claim, provided that the control of the defence shall in any event remain with the Purchaser or the Company or any relevant Subsidiary, as the case may be. Any settlement by the Purchaser shall require the prior written consent of the Sellers’ Representative, which consent shall not be unreasonably withheld or delayed.

(ii)
The Sellers’ Representative shall use its reasonable effort to cooperate with the Purchaser in the preparation for and prosecution of the defence of any Third Party Claim and any related action, suit or proceeding, including by making available, upon at least 10 (ten) Business Days advance notice and during normal business hours, documentary materials or other evidence within the control of the Sellers.

(iii)
If the Purchaser does not elect to assume the defence of any such Third Party Claim, within 20 (twenty) Business Days after the Purchaser has delivered the Notice of Claim, the Sellers’ Representative shall have the right to undertake the defence or settlement of such Third Party Claim upon notice provided to the Purchaser. The Purchaser shall, and shall cause the Company or any Subsidiary (when applicable), to reasonably cooperate with the Sellers in the preparation for and the prosecution of the defence of any Third Party Claim and any related action, suit or proceeding, including by making available, upon reasonable advance notice and during normal business hours, documentary materials or other evidence within the control of the Purchaser, the Company or any Subsidiary.

(iv)
If a firm offer is made to the Purchaser, the Company and/or the interested Subsidiary to settle any matter giving rise to the Sellers’ liability under Paragraph 10.1 above that the Sellers’ Representative, but not the Purchaser, is willing to accept, the Purchaser, the Company and/or the interested Subsidiary shall be free not to enter into such settlement and to commence or continue litigation, at its/their own expense, but the Sellers’ liability under Paragraph 10.1 above shall be limited to the amount of the proposed settlement.

10.4.2
With regard to the IP Litigation, the following provisions shall apply until the expiration of the 30th (thirtieth) month following the Closing Date, it being understood that after such date, Sellers shall waive all of their rights and interests in the IP Litigation and the IP Litigation shall be entirely and exclusively under the control of the Purchaser and the Target Companies, and the Sellers shall have no right to participate in the defense of the litigation.

(i)
The Sellers’ Representative shall direct, through counsel appointed by the same (which counsel shall be reasonably satisfactory to the Purchaser), the defence or settlement of the IP Litigation, at the Sellers’ costs, and the Purchaser shall have the right to participate to such defence, and, to the maximum extent permitted by law, join in the same, at its own cost, by counsel of its choosing.

(ii)	The Sellers’ Representative shall do its reasonable best endeavors to settle the IP Litigation within the first anniversary of the Closing Date.

(iii)
The Purchaser shall cooperate with the Sellers’ Representative in the defence or settlement thereof (including by providing reasonable access to the Company and/or the interested Subsidiary and their personnel).

(iv)
If a firm offer requiring the payment of an amount lower than the IP Litigation Cap and not providing for any restrictive or other covenants binding against the Target Companies or any Affiliates thereof is made to the Sellers or the Italian Subsidiary, the Purchaser and/or the Italian Subsidiary, the Sellers’ Representative shall have the right to accept such firm offer and finally settle the IP Litigation.

(v)
If a firm offer requiring the payment of an amount equal to or grater than the IP Litigation Cap and/or providing for restrictive or other covenants binding against the Target Companies or any Affiliates thereof is made to the Sellers or the Italian Subsidiary, the Purchaser and/or the Italian Subsidiary, the Sellers’ Representative may accept such firm proposal only if the Purchaser provides its consent (which, however, may not be unreasonably denied) to such proposed settlement.

(vi)
The Parties further agree that any payment due by the Sellers in order to indemnify and hold the Purchaser and the Target Companies harmless from any liability or Losses relating to, or arising from, the IP Litigation in accordance with Paragraph 10.1(ii) above shall be paid out of the Escrow Account and in accordance with this Agreement and the Escrow Agreement.

10.5	Escrow Agreement

10.5.1
Between the date hereof and the Closing Date, the Sellers’ Representative and the Purchaser will negotiate in good faith, according to customary terms and conditions and the principles set out below, the agreement pursuant to which the Escrow Agent will hold the Escrow Amounts, together with any interest and earnings thereon (the “Escrow Agreement”):

(i)
except for the provisions under points (ii), (iii), (iv), (v) and (vi) below, the Escrow Amounts will be released upon joint instruction by the Sellers’ Representative and the Purchaser or pursuant to a decision of the arbitrators in accordance with the provisions of Paragraph 16.2 below;

(ii)	on the 60th day following the Closing Date:

(a)
the Escrow Agent shall release and pay to the Sellers (based on the Relevant Percentage) the difference between (1) the Leakage and Adjustment Escrow Amount and (2) (A) the aggregate of all claims notified by the Purchaser to the Sellers’ Representative relating to the provisions of Article 3 or Article 6 and (B) the aggregate amount of the Provisional Bridge to Equity Calculation in dispute pursuant to Paragraph 2.3 or any amounts relating to the provisions of Paragraph 2.4.1(ii) previously released from the Escrow Account;

(b)
the Escrow Agent shall release and pay to the Purchaser any claims notified by the Purchaser to the Sellers’ Representative relating to the provisions of Article 3 or Article 6 which have been finally settled by an agreement between the Purchaser and the Sellers’ Representative or by the Arbitrators;

(iii)
on the date the Final Bridge to Equity Calculation is determined pursuant to Paragraph 2.3, the Purchaser and the Sellers’ Representative shall notify the Escrow Agent of the aggregate amount owed by the Sellers to the Purchaser pursuant to Paragraph 2.4.1(ii), if any, and the Escrow Agent shall release and pay such amount to the Purchaser;

(iv)
on the first anniversary of the Closing Date, the Escrow Agent shall release and pay to the Sellers (based on the Relevant Percentage) the difference between (x) the Indemnities Escrow Amount and (y) the aggregate of all Uninsured Claims notified by the Purchaser to the Sellers’ Representative in accordance with the provisions of Paragraph 10.1 (such amount in the foregoing (y), the “Reserve Escrow Amount”);

(v)
on the date which is 15 (fifteen) months following the Closing Date, the Escrow Agent shall release and pay to the Sellers (based on the Relevant Percentage) the difference between (x) the Reserve Escrow Amount and (y) the aggregate of all Uninsured Claims for which the Purchaser has started an arbitration proceeding in accordance with Paragraph 16.2 against the Sellers; and

(vi)
on the earlier of: (a) the date which is 30 (thirty) months following the Closing Date; and (b) the date on which the IP Litigation is finally resolved by a Court decision or fully and finally settled among the respective parties, the Escrow Agent shall release and pay: (1) in the case under item (a), the entire IP Litigation Escrow Amount to the Purchaser; and (2) in the case under item (b), such portion of the IP Litigation Escrow Amount equal to the cost and expense, including legal expenses, related to the settlement or the Court decision regarding the IP Litigation to the Purchaser, and the remaining outstanding amount of the IP Litigation Escrow Amount to the Sellers (based on the Relevant Percentage).

10.6	Sole Remedy
The rights and remedies provided in this Article 10 shall be exclusive and in lieu of any other right, action, defence, claim or remedy of the Purchaser, provided by law or otherwise, however arising in connection with, or by virtue of, any breach of the representations and warranties, or undertakings and covenants of the Sellers contained in this Agreement. In particular, except as set out in Paragraphs 5.2, 5.4.2, and 7.4, no breach or inaccuracy of any representations and warranties, or undertakings or covenants of the Sellers will give rise to any right on the part of the Purchaser to rescind or terminate this Agreement or to refuse to effect Closing or to perform its obligations set forth in this Agreement, prior to, on, or after the Closing Date.

10.7	Indemnification Obligation of the Purchaser
The Purchaser shall indemnify and hold the Sellers harmless with respect to any Loss incurred or suffered by the Sellers as a result of the representations and warranties set out in Article 9 and in Paragraph 5.3.5 above not being true, correct and accurate.

11	Confidentiality

11.1
The Parties hereby acknowledge that the Purchaser and the Company entered into a confidentiality agreement on 26 September 2016 and the Purchaser hereby agrees to be bound by all terms and conditions set out in such confidentiality agreement.

11.2
The Parties shall, for the period of 2 (two) years from the date hereof, keep secret and confidential: (i) the negotiations carried out in view of entering into this Agreement; (ii) the terms and conditions of this Agreement; and (iii) any document executed, any action taken, any discussion or negotiation carried out, in connection with this Agreement, its execution and performance of the obligations contained herein. Each Party shall cause its officers, employees, and consultants to whom such information has been disclosed for the purposes of this Agreement to comply with such undertaking.

11.3
Notwithstanding the above, Paragraph 11.2 shall not prohibit or otherwise restrict the right of the Purchaser to disclose such information (i) to its and its Affiliates’ respective Representatives to the extent reasonably required to facilitate the negotiation, execution, delivery or performance of this Agreement or any related agreements, (ii) to any governmental authority or arbitrator to the extent required by applicable law, including disclosure and filing requirements under US securities laws, (iii) in connection with its indemnification obligations under this Agreement, including the defence of any Third Party Claim, or (iv) in connection with any claim or potential claim under the Policy.

11.4
Notwithstanding the above, Paragraph 11.2 shall not prohibit disclosure or use of any information if and to the extent the disclosure is made to any limited partner of the Funds or the other Party has given prior written approval to the disclosure or use of the same.

11.5
The Purchaser and the Sellers’ Representative shall consult with each other and will mutually agree in writing upon the content and timing of any communication to the employees of the Target Companies, press release or other public statements with respect to this Agreement and the transactions contemplated hereby and shall not release or issue or cause to be released or issued any such communication or press release or make any such public statement prior to such consultation and agreement, except as may be required by mandatory provisions of law, in which case before releasing any such communication or issuing any public announcement, the Party proposing to release such communication or issue such public announcement shall consult in good faith with the other Parties and agree with the other Parties in writing the content and timing of any such communication or public announcement.

12	Non-Competition and Non-Solicitation

12.1	Restriction on Ambienta
Ambienta undertakes with the Purchaser that, except with the consent in writing of the Purchaser:

12.1.1
for a period of 3 (three) years after Closing, it will not, either on its own account or in conjunction with or on behalf of any other Person, solicit, entice away or attempt to solicit or entice away from any Target Company, the Purchaser or any Affiliate thereof any Person employed in a senior or managerial capacity, including any in-

country managers, by any Target Company, the Purchaser or any Affiliate thereof; and

12.1.2
for a period of 1 (one) year after Closing, it will not hire, or offer employment or a consulting position to, any Person who is, or was within the one-year period prior thereto, an employee of, or consultant devoting 50% or more of such consultant’s business time to the business of any the Target Company, the Purchaser or any Affiliate thereof.

12.2	Restriction on Managers
Each Manager undertakes with the Purchaser that, except with the consent in writing of the Purchaser:

12.2.1
for a period of 2 (two) years after Closing, it will not carry on or be engaged, concerned or interested, in any business which directly competes with the business of any Target Company, the Purchaser or any Affiliate thereof as of the Closing (other than as a holder of shares in a company carrying on such a business where the shareholding is for investment purposes only and does not confer control over the business in question);

12.2.2
for a period of 1 (one) year after Closing, it will not, either on its own account or in conjunction with or on behalf of any other Person, solicit, entice away or attempt to solicit or entice away from any Target Company, the Purchaser or any Affiliate thereof any Person employed in a senior or managerial capacity by any Target Company, the Purchaser or any Affiliate thereof;

12.2.3
for a period of 1 (one) year after Closing, it will not hire, or offer employment or a consulting position to, any Person who is, or was within the one-year period prior thereto, an employee of, or consultant devoting 50% or more of such consultant’s business time to the business of any the Target Company, the Purchaser or any Affiliate thereof; and

12.2.4
for a period of 2 (two) years after Closing, it will not canvas or solicit, approach, accept orders from, transact business with, entice away from or otherwise deal with any Person who was, at any time within the 2 (two) years preceding the Closing, a customer of any Target Company, the Purchaser or any Affiliate thereof for the purpose of offering to that Person goods or services which compete with the business of any Target Company, the Purchaser or any Affiliate thereof.

13	Miscellaneous Provisions

13.1	Notices
Any communication or notice required or permitted to be given under this Agreement shall be made in writing and in the English language and shall be deemed to have been duly and validly given (i) in the case of notice sent by letter or courier, upon receipt of same, and (ii) in the case of notice sent by fax, upon issuing by the fax machine of a positive transmission report, addressed, in each case, as follows:

13.1.1	if to Ambienta, to it at:

piazza Fontana 6
20121 Milan

Italy
Fax: +39 02 72174 646
Attention: Mauro Roversi/Francesco Lodrini

with a copy (which shall not be considered notice to the Sellers) to:

Linklaters
Via Broletto 9
20121 Milan
Italy

Fax: +39 (02) 883935201
Attention: Giorgio Fantacchiotti

13.1.2	if to FDA, to him at:

Strada Maggiore 58
40125 Bologna
Italy

Fax: +39 0421/204227

13.1.3	if to PCA, to him at:

Via dei Colli 1/2
40136 Bologna
Italy

Fax: +39 0421/204227

13.1.4	if to AP, to him at:

Viale Martelli n.11
33170 Pordenone
Italy

Fax: +39 0421/204227

13.1.5	if to GV, to him at:

Via Casalbarbato 148
Fontanellato
43012
Italy

Fax: +39 0421/204227

13.1.6	if to the Purchaser, to it at:

Tennant Company
701 N. Lilac Drive
P.O. Box 1452

Minneapolis, Minnesota 55440-1452
United States

Fax: +1 (763) 513-1811

Attention:	Heidi M. Wilson,
Senior Vice President, General Counsel and Secretary

with a copy (which shall not be considered notice to the Purchaser) to:

Baker & McKenzie LLP
300 East Randolph Street, Suite 5000
Chicago, Illinois 60601
United States

Fax: +1 (312) 698 2385
Attention: Dieter A. Schmitz
or at such other address and/or telefax number as either Party may hereafter furnish to the others by written notice, as herein provided.

13.2	Contratto aleatorio
The Parties expressly agree that this Agreement is a contratto aleatorio for the purposes of Article 1469 of the Civil Code.

13.3	Exhibits and Annexes

13.3.1
The Exhibits, the Annexes and the Schedules attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any matter disclosed by the Sellers in any Exhibit, Annex or Schedule in connection with any of the representations and warranties of the Sellers contained in this Agreement shall be deemed to have been disclosed for the purposes of all other representations and warranties or any other provisions in respect of which such disclosure may be relevant or appropriate but only to the extent fairly disclosed with sufficient details for the Purchaser to identify the nature and scope of the matter disclosed. The fact that any matter is disclosed in an Exhibit, an Annex or a Schedule relating to a representation and warranty which is qualified by a materiality standard does not mean that such matter meets such materiality standard.

13.3.2	Each page of this Agreement (other than the signature page), the Exhibits, the Annexes and the Schedules will be initialed, on behalf of the Sellers, by the Sellers’ Representative.

13.4	Entire Agreement and changes
This Agreement (i) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements relating to the same matter; and (ii) may not be waived, changed, modified or discharged orally, but only by an agreement in writing signed by the Purchaser and the Sellers’ Representative.

13.5	Assignment Prohibited

13.5.1	This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the Parties hereto and their respective successors.

13.5.2
Neither Party may assign any of its rights, interests or obligations hereunder without the prior written consent of the other Party, which may not be unreasonably denied; provided, however, that the Purchaser may assign by way of security its rights and interests under this Agreement to any lenders of the Purchaser.

13.5.3	Except as otherwise expressly provided for herein, nothing in this Agreement shall confer any rights upon any Person which is not a Party or a successor of any Party to this Agreement.

13.6	Language
Except for certain documents contained in the Exhibits or Annexes hereto, which are in languages other than English, this Agreement shall be executed in English, which shall be the only language governing this Agreement and any notice permitted or required hereunder.

13.7	Taxes and Other Expenses
Except as otherwise expressly provided in other provisions of this Agreement, any cost, Tax, impost, duty or charge arising in connection herewith, or with the consummation of the purchase and sale of the Shares contemplated hereby, shall be borne and paid as follows:

13.7.1	any income and capital gains Taxes due as a consequence of the sale of the Shares shall be borne and paid for by the Sellers;

13.7.2
the Purchaser and the Sellers shall each pay their own fees, expenses and disbursements incurred in connection with the negotiation, preparation and implementation of this Agreement, including any fees and disbursements owing to their respective auditors, advisors and legal counsel; and

13.7.3	all transfer Taxes for the sale and purchase of the Shares and the relevant notarial fees and expenses shall be paid by the Purchaser.

13.8	Further Assurances
Each Party shall hereby, at its respective costs, execute and deliver all such instruments and documents and perform all such acts and do all such other things as may be necessary to further the purposes of this Agreement.

13.9	Headings
The descriptive headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

13.10	Severability
If any of the provisions of this Agreement is or becomes invalid, illegal or unenforceable under the laws of any jurisdiction, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired. The Parties shall nevertheless negotiate in good faith in order to agree the terms of mutually satisfactory provisions, achieving as closely as possible the same commercial effect, to replace the provisions so found to be void or unenforceable.

14	Liability of the Sellers
Any liability of the Sellers under this Agreement deriving from the indemnification obligations according to Articles 3, 6 and 10 shall be borne by the same in proportion to their Relevant Percentage (save for the full responsibility of each Seller for breach of its/his/her own direct obligations, including each Seller’s covenant set forth in Article 12), it being agreed that any joint and several liability of the Sellers under this Agreement or otherwise (with particular reference to the undertakings and covenants set out in Articles 11 and 12) is expressly excluded. Notwithstanding anything herein to the contrary, but without prejudice to Paragraph 10.5, the Purchaser shall be entitled to claim against and receive the full amount of the Escrow Amounts in the Escrow Account (to the extent such recovery from the Escrow Account is permitted by this Agreement), without having any regard whatsoever to the proportionate amounts contributed to the Escrow Account, or the fault of any individual Seller.

15	Sellers’ Representative

15.1
The Managers hereby appoint Ambienta to act in their own name and on their own behalf as their common representative (the “Sellers’ Representative”) for the purposes of Paragraph 15.2 below. The Parties acknowledge and agree that the Sellers’ Representative is hereby appointed also for the benefit of the Purchaser and that such appointment is irrevocable pursuant to Article 1723, second paragraph, of the Civil Code.

15.2
The Sellers’ Representative shall have exclusively such powers and authority as are necessary to carry out the specific functions expressly assigned to it under this Agreement; provided, however, that the Sellers’ Representative shall have no obligation to act on behalf of the Sellers, except as expressly provided herein. The Sellers’ Representative shall have no liability to the Purchaser or the Sellers with respect to actions taken or omitted to be taken in its capacity as the Sellers’ Representative, but the Purchaser shall be entitled to rely on the exercise of the powers and authority conferred on the Sellers’ Representative as if the relevant Seller is exercising such powers and authorities.

16	Governing Law and Disputes

16.1	Governing Law
This Agreement and the rights and obligations of the Parties shall be governed by, and construed and interpreted in accordance with, the laws of the Republic of Italy.

16.2	Arbitration

16.2.1
The Parties shall use their best endeavors to amicably settle any dispute arising out of, or in connection with, this Agreement. To this end, the Sellers’ Representative and the Purchaser shall consult and negotiate with each other in good faith, in order to reach a fair and equitable solution satisfactory to them.

16.2.2
If the Sellers’ Representative and the Purchaser do not reach such amicable solution within 30 (thirty) calendar days from the receipt of a written notice sent by one Party to the other expressly stating that such notice triggers the starting of the negotiation period hereunder, then the dispute shall be finally settled under the Rules of Arbitration of the National Chamber of National and International Arbitration of Milan by 3 (three) arbitrators (the “Arbitrators”) appointed in accordance with such rules. The decision of the Arbitrators will be made in accordance with the applicable principles of law (arbitrato rituale secondo diritto) and shall have the force and effect of a judicial decision between the Parties. The seat of the arbitration shall be Milan (Italy) and the arbitration proceedings shall be conducted in English. All awards rendered by the Arbitrators shall be final and binding and subject to no appeal.

16.2.3
The Parties hereby designate their respective addresses for the giving of notice, as set forth in Section 13.1 above, as their respective domiciles at which service of process may be made in any legal action or proceedings arising hereunder.

16.3	Financing Sources
Notwithstanding anything in this Agreement to the contrary, (a) the Financing Sources shall be third party beneficiaries to this Paragraph 16.3, Paragraph 13.1, Paragraph 13.5 and Paragraph 16.1 and (b) none of such provisions shall be amended, changed, supplemented or modified without the prior written consent of the Financing Sources, nor shall any other provision of this Agreement be amended or modified in a manner that effectively modifies any of the sections referred to in clause (a) without the prior written consent of the Financing Sources.

*    *    *
Please confirm that the above accurately reflects the agreement between us by reproducing in full our proposal and returning it to us signed by you for full, unconditional and irrevocable acceptance.

Yours faithfully,

Ambienta SGR S.p.A.
on behalf of Ambienta I, Ambienta II and Ambienta II bis

______________________
Name: Mauro Roversi
Title: Director

Federico De Angelis

______________________

Pietro Corsano Annibaldi

______________________

Antonio Perosa

______________________

Giulio Vernazza

______________________

*    *    *
We confirm that the above accurately reflects the agreement between us and execute this document in sign for full, unconditional and irrevocable acceptance.

Yours faithfully,

Tennant Company

By: ______________________
Name:
Title:

Exhibit (C)
List and details of the Subsidiaries
The Company owns:

(i)
91.87% of the share capital of IPC Tools S.p.A., a joint stock company (società per azioni) incorporated under the laws of Italy, with registered office in Villa del Conte (PD), Via dell’Artigianato II, 1, 35010, registered with the Companies Register of Padova, registration number and tax code 00930840285, with a paid-in share capital of EUR 112,442.05 (the “Italian Subsidiary”);

(ii)
80% of the share capital of Vaclensa Ltd, a company incorporated under the laws of England and Wales, with registered office in Service House 21 Shield Drive, Wardley Industrial Estate, Worsley, Manchester, M28 2QB, United Kingdom, registered with the Companies Register of England and Wales under number 04347764, with an issued share capital of GBP 74,941 (“Vaclensa”);

(iii)
93.34% of the share capital of Interclean Assistance ICA S.A., a company incorporated under the laws of France, with registered office in 78680 Epône (Yvelines), Chemin de la Couronne de Prés, Zone Artisanale, registered with the Registre du Commerce et des Sociétées de Versailles, under number 342 005 097, with a share capital of EUR 457,347 (“Interclean”);

(iv)
75% of IP Cleaning Espana S.L., a company incorporated under the laws of Spain, with registered office in Calle Salvador Albert Riera 7, Parc 5.2., Vallmorena, Vilassar de Dalt, 08339 Barcelona, registered with the Commercial Register of Barcelona under Volume 31,159, sheet 106 and Page B-188760, Spanish tax identification number B-61701801, with a paid-in share capital of EUR 127,400 (“IPC Spain”);

(v)
100% of the share capital of IP Gansow GmbH, a limited liability company incorporated under the laws of Germany, with registered office in Dreherstraße 9, 59425 Unna, registered with the Commercial Register of the Local Court Hamm under number HRB 5069, with a paid-in share capital of EUR 2,700,000 (“IP Gansow”);

(vi)
95% of the share capital of Soteco Benelux B.V.B.A, a company incorporated under the laws of Belgium, with registered office in Gulkenrodestraat 7/1, 2160 Wommelgem, Belgium, registered with the Companies Register of Antwerp under number 0470.328.650, with a paid-in share capital of EUR 20,000 (“Soteco Benelux”);

(vii)
100% of the share capital of IPC Industria e Commercio Ltda, a company incorporated under the laws of Brazil, with registered office in Estrada da Graciosa no. 544, km. 01, Atuba, Zip Code 83326-670, Pinhais, Paraná, Brasil , registered with the Companies Register under number 41.204.955.134, with a paid-in share capital of BRL 115,000 (“IPC Brazil”);

(viii)
99,98% of the share capital of IP Cleaning India Pvt. Ltd., a company incorporated under the laws of India, with registered office in Plot No. A - 27, Block B - 1, Mohan Cooperative Industrial Estate, East Delhi, New Delhi - 110 044, registered under corporate identity number U74900DL1996PTC082926, with a paid-in share capital of INR 10,000,000 (“IPC India”);

(ix)
100% of the share capital of IPC Eagle Corporation, a company incorporated under the laws of the State of Minnesota, with registered office in the State of Minnesota, registered with the State of Minnesota under number 20-3928030, with a share capital of USD 1,000 (“IPC Eagle”), which, in turn, owns 70% of the share capital of Eagle International LLC, a company incorporated under the laws of the Delaware, with registered office at c/o Agents and Corporations, Inc., Suite 600, One Commerce Center, 1201 N. Orange Street, Wilmington, New Castle County, Delaware, 19801, registered with the State of Delaware under number 38-3969619, with a paid-in share capital of USD 0 (“Eagle”);

(x)
99.91% of the share capital of Forma Norge AS, a company incorporated under the laws of Norway, with registered office in Regnbueveien 6, 1405 Langhus, registered with the Companies Register of Norway under number 915 740 243, with a share capital of NOK 26,920,000 (“IPC Norway”), which, in turn, owns 100% of the share capital of IP Cleaning Sverige AB, a company incorporated under the laws of Sweden, with registered office in County of Västra Götaland, Municipality of Bengtsfors, and postal address c/o Foma Norge AS, Regnbueveien 6, N-1405 LANGHUS, Norge, registered with the Companies Register of Sweden under number 556627-9542, with a share capital of SEK 100,000 (“IPC Sweden”);

(xi)
80% of the share capital of CT Corporation Ltd, a company incorporated under the laws of the People’s Republic of China, with registered office in Lot 06141253, Heshunhegui Industrial Park, Lisui Town, Nanhai District, Foshan Municipality, Guangdong Province, China, registered with the Foshan Nanhai Administration for Industry and Commerce under Unified Social Security Code: 9144060566330753XW, with a registered share capital of USD 500,000 (“CT”); and

(xii)
51% of the share capital of IPC Euromop Iberica S.L., a company incorporated under the laws of Spain, with registered office in Paseo Sanlleyh 64, Poligono Industrial Nort-Est, Polinyà, Barcelona 08213, registered with the Companies Register of Barcelona under number B64259237 with a paid-in share capital of EUR 60,000 (“IPC Euromop” and together with the companies listed under (ii) to (xi) above, the “Foreign Subsidiaries” and each a “Foreign Subsidiary”).

Exhibit 8.1.1
Sellers Representation and Warranties
Part A - Fundamental Representation and Warranties

1	Organization and Standing of the Sellers

1.1
Ambienta is a società di gestione del risparmio duly organized and existing under the laws of Italy and has the full power and authority to conduct its business as presently conducted and to own its assets and properties as presently owned.

1.2
Neither Ambienta nor the Managers are insolvent or subject to any bankruptcy, liquidation, composition with creditors or similar bankruptcy or bankruptcy-like proceedings. Neither Ambienta nor the Managers are subject to any court order which could affect or limit the execution, delivery and performance by the same of this Agreement.

2	Authorization

2.1
All corporate acts and other proceedings required to be taken by or on behalf of Ambienta to authorize the same to enter into and perform this Agreement have been duly and properly taken. This Agreement is duly and validly executed and delivered by the Sellers and constitutes, assuming due authorization, execution and delivery of this Agreement by the Purchaser, the valid and binding obligation of the Sellers enforceable against the Sellers in accordance with its terms.

2.2
Except for the Clearance, no application to, or filing with, or consent, authorization or approval of, or license, permit, registration, declaration or exemption by, any governmental or public body or authority is required of the Sellers, the Company or the Subsidiaries in connection with the execution and performance of this Agreement.

2.3
The Shares belonging to the Managers who hold them under the marriage regime of community of property (comunione legale) pursuant to Articles 111 et subsequent of the Civil Code constitute personal property (beni personali) pursuant to Article 179 of the Civil Code, or such Managers have obtained their respective spouse’s consent in order to transfer such Shares to the Purchaser in accordance with the terms of this Agreement. None of the Shares has ever been transferred by way of donation or succession.

3	No Conflict
The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not (i) conflict with, or result in the breach of, the articles of incorporation or the by-laws of the Sellers, the Company or the Subsidiaries, (ii) conflict with, or result in the breach of, or give rise to a right of termination, cancellation or acceleration under any agreement by which the Sellers are bound, provided that the Sellers will not be considered in breach of this representation and warranty if such conflict, breach, or right of termination, cancellation or acceleration does not (a) impact on the ability of the Parties to consummate the Closing and/or (b) give rise to a Loss for any Target Company, or (iii) violate any judgment, order, injunction, award, decree, law or regulation applicable to the Sellers, the Company or the Subsidiaries.

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4	Organization and Standing of the Target Companies; Bylaws and Shares

4.1
Except as set out in Annex 4.1, each of the Target Companies is a legal entity, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (to the extent such concepts are recognized under applicable law).

4.2
Annex 4.2 sets forth an accurate and complete list, with respect to each of the Target Companies, of: (i) the jurisdictions in which such Target Company has registered branches and (ii) the current directors, officers and other individuals vested with the power to bind such Target Company vis-à-vis third parties.

4.3
The Shares are duly issued and fully paid-in, and represent 100% of the Company’s authorized, issued and outstanding capital. As at the date hereof, the Shares are pledged to secure the obligations of the Company under the Senior Facilities Agreement, and at Closing, conditional upon occurrence of the same (including the release of the pledge over the Shares securing the obligations of the Company under the Senior Facilities Agreement following the payment by the Purchaser or the Company referred to under Paragraph 7.2.1(i) of this Agreement), the Sellers shall have the full right, power and authority to transfer and deliver such Shares to the Purchaser free and clear of any Lien. Upon transfer and delivery of the Shares, pursuant to the terms of this Agreement, the Purchaser shall receive legal title to 100% of the corporate capital of the Company, free and clear of any Lien.

4.4
There are no options, warrants, conversion or subscription rights, agreements, contracts or commitments of any kind obligating the Company, conditionally or otherwise, to issue or sell any new or existing shares, or any instrument convertible into or exchangeable for any shares, or to repurchase or redeem any of its shares.

Part B - Other Representations and Warranties

5	Governing Documents and Capitalization

5.1
All Governing Documents of each Target Company are in full force and effect and have been made available to the Purchaser through a virtual data room, and the Target Companies are not in violation in any material respect of any provision of such Governing Documents. All actions taken by the Target Companies in connection with this Agreement and each document executed or delivered in connection herewith will be duly authorized on or prior to the Closing.

5.2
The Company owns, directly or indirectly, the participation interests in the Subsidiaries set out in Exhibit (C) in the percentages set forth in the same, and, except as set out in Annex 5.2, there are no warrants, conversion or subscription rights, agreements, contracts or commitments of any kind obligating any of the Subsidiaries, conditionally or otherwise, to issue or sell any new or existing shares, or any instrument convertible into or exchangeable for any shares, or to repurchase or redeem any of such shares. At the Closing, (i) the Company will own directly 100% of all the participation interests in the Italian Subsidiary and Vaclensa free and clear of any Lien and (ii) the Company will own, directly, or indirectly, such percentage of the participation interests in the other Subsidiaries as set forth in Exhibit (C) free and clear of any Lien.

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5.3
Except as set out in Annex 5.3, the Company does not hold shares of capital stock or other equity interest in the capital of any companies, partnerships, associations or other companies, other than the Subsidiaries.

6	Financial Statements

6.1
The Reference Financial Statements have been prepared in accordance with applicable law and with the Accounting Principles and give a true and correct view of the assets and liabilities of the Company and of the Subsidiaries, on a consolidated basis, as at 31 December 2015, and of their revenues, expenses and the result of their operations and the changes in their financial conditions for the period from 1 January to 31 December 2015.

6.2	All accounting books and records of the Company and the Subsidiaries are complete and duly kept according to applicable law.

6.3
Except as set out in Annex 6.3, the Company and the Subsidiaries are not bound by, and have not issued, any type of guarantee (whether personal or "in re") to secure obligations of any Person other than the Company or the Subsidiaries. Except as set out in Annex 6.3, as of the date hereof, there are no guarantees issued by any Person other than the Company or the Subsidiaries in favor of the Company or the Subsidiaries or to guarantee any of their obligations other than those issued pursuant to written contracts with customers of the Company or the Subsidiaries entered into in the ordinary course of business. As of the date hereof, the Company and the Subsidiaries have granted certain pledges and other securities over certain of their assets in order to secure the obligations of the Company under the Senior Facilities Agreement, and at Closing, conditional upon the occurrence of the same (including the payment by the Purchaser or the Company referred to under Paragraph 7.2.1(i) of this Agreement), all such securities will be fully and unconditionally released by the relevant banks.

6.4
As of the Closing Date, the 2016 Audited Financial Statements will have been prepared in accordance with applicable law and with the Accounting Principles and give a true and correct view of the assets and liabilities of the Company and of the Subsidiaries, on a consolidated basis, as at 31 December 2016, and of their revenues, expenses and the result of their operations and the changes in their financial conditions for the period from 1 January to 31 December 2016.

7	Conduct of Business

7.1
Without prejudice to Article 3 of this Agreement, between the Locked Box Date and the date of this Agreement (included): (a) the Company and the Subsidiaries have conducted their respective businesses in the ordinary course and in a manner consistent with past practice; and (b) neither the Company nor any of the Subsidiaries has taken any action or done any other thing that, if taken or done after the date of this Agreement, would require the consent of the Purchaser under the provisions of Article 6 of this Agreement.

8	Material Contracts

8.1	A list of all Material Contracts is set forth on Annex 8.1.

8.2	Material Contracts are all valid and enforceable under any applicable laws according to their terms and conditions.

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8.3
None of the Target Companies is in material breach or default under any Material Contract and, to the Sellers’ Best Knowledge, no counterparty to a Material Contract is in material breach or default thereunder nor has given the Sellers, the Company or any of the Subsidiaries written notice of termination thereunder or written notice to the effect that it intends to terminate in the foreseeable future its normal business with the Company or any of the Subsidiaries.

9	Related Party Transactions

9.1
Except as set out in Annex 9.1, none of the Sellers or any of their Related Parties is a party to any agreement or other contractual relationship, either oral or written, to which any of the Company or any of the Subsidiaries is a party as well.

9.2
Except as set out in Annex 9.2, no Affiliate of any Target Company or any employee or director of any such Affiliate or Target Company (a) owns, leases or has any title in any Owned Real Estate or Leased Real Estate or material tangible or intangible asset (including any Intellectual Property Rights) which is used, held for use in, or necessary for the operation of the Business as currently conducted and as currently proposed to be conducted through the Closing or (b) is a party to any Material Contract with a Target Company. As of Closing, there will be no outstanding or unsatisfied obligations or outstanding liabilities of any kind between the Target Companies, on the one hand, and any of the Sellers or their respective Affiliates or Related Parties, on the other hand.

10	Taxes

10.1
Except as set out in Annex 10.1, each Target Company has fully complied with the applicable Tax regulations in each applicable jurisdiction of the Target Companies and each Target Company has filed all Tax returns which are required to be filed within the applicable time limits, such returns have been correctly and properly prepared with any special tax regimes, anti-avoidance and anti-abuse rules correctly and properly applied thereto and all Taxes due, as resulting from the returns, have been fully paid within the applicable time limits or reserved for in the Locked Box Accounts as of the date hereof, and will have been fully paid within the applicable time limits or reserved for in the 2016 Audited Financial Statements as of the Closing, in accordance with the Accounting Principles.

10.2
Except as set out in Annex 10.1, as at the date hereof, no Tax assessments (“accertamento”), inspections, audits (“ispezione”), tax police reports (“processo verbale di constatazione”) or Tax claims are pending against any Target Company, and no notice of any such claim was received by the Seller or any Target Company. No waiver of any statute of limitations has been given or is in effect against any Target Company in respect to the assessment of any Taxes.

10.3
Except as set out in Annex 10.1, the Target Companies have punctually and exactly withheld all Taxes required to be withheld on amounts owed to any employees, independent contractors, shareholders, creditors, and other third parties and have timely remitted and paid such withholdings to the appropriate agency or authority, as provided under applicable laws.

10.4
All transactions or step-transactions in which the Target Companies have been involved were properly characterized for purposes of the applicable Taxes, in accordance with applicable Tax laws and the practices of the relevant Tax authorities as in force at the date hereof.

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10.5
For the purposes of the applicable Taxes, the Target Companies have been resident only in the jurisdiction in which they are incorporated and do not have or have had a permanent establishment or permanent representative or other taxable presence in any jurisdiction other than that in which it is resident for such purposes.

10.6
Except as set out in Annex 10.1, all the transactions that (i) fall within the scope of article 110, paragraph 7, of Italian Presidential Decree no. 917 of 22 December 1986 or (ii) among any Target Companies or the Sellers or any of their Affiliates and Related Parties have been carried out at arm’s length.

11	Real Estate

11.1
All real estate properties (i) owned by the Target Companies (the “Owned Real Estate”), and (ii) leased by the Target Companies (the “Leased Real Estate”), are listed in Annex 11.1 (which includes the expiration date for each relevant lease).

11.2
Except as set out in Annex 11.2, the Target Companies have full, good and marketable title to their Owned Real Estate and hold valid leasehold interests in the Leased Real Estate, free from any Encumbrance, and all such Owned Real Estate is compliant with the applicable zoning, building, cadastral and all the other real property laws and regulations and have any and all authorizations required to allow the Company and the Subsidiaries to use the relevant premises to conduct the Business as currently conducted and the Target Companies have not received any claim or notice alleging the breach of, or non compliance with, the applicable zoning, building, cadastral and other real property laws and regulations or challenging their full, good and marketable title to their Owned Real Estate. The Owned Real Estate and the Leased Real Estate constitute all such property used to conduct the businesses of the Target Companies as conducted and as currently planned to be conducted through the Closing by the Target Companies.

11.3
No intervention for extraordinary maintenance in the Owned Real Estate that would materially impact the conduct of the Business as conducted and as currently planned to be conducted through the Closing by the Target Companies is pending.

11.4
Except as set out in Annex 11.4, the Leased Real Estate are leased on the basis of lease agreements (the “Lease Agreements”) which are valid and in full force and shall continue unimpaired after the date hereof in accordance with their provisions. The possession of the Leased Real Estate by the Target Companies is free and clear of Encumbrances and, as of the date hereof, has not been challenged by any third parties, and no party to a Lease Agreement is in material breach or default thereunder, nor has given notice of termination or cancellation of any Lease Agreement. There are no contractual or legal restrictions that preclude or restrict the ability of any Target Company to use the Leased Real Estate for the purposes for which it is currently being used.

12	Employment

12.1
Annex 12.1 shows the personnel employed by each of the Target Companies as of January 2017 (the “Employees”), divided by category (i.e., with respect to the Company and the Italian Subsidiary, dirigenti, quadri, impiegati and operai), together with the relevant annual salary and benefits.

12.2	The Employees have been validly employed and regularly, fully and duly compensated in accordance with applicable laws and applicable collective bargaining agreements and are

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regularly recorded in the appropriate books of the relevant company, all in accordance with applicable laws and regulations.

12.3
Except as set out in the collective bargaining agreements applicable to the Company or any of the Subsidiaries and except as otherwise provided under any applicable law or referred to in Annex 12.3, there are no pension, retirement, deferred compensation, vacation or paid time off, bonus, profit-sharing, change in control, severance or similar plans or arrangements, for the benefit of any of the Employees or any directors of the Target Companies and the consummation of the transactions contemplated by this Agreement will not entitle any current or former director, officer or employee of the Target Companies to any material severance pay, unemployment compensation or any other payment. All employee benefit plans and other arrangements covering Employees or directors of the Target Companies have been operated in compliance with their terms and applicable laws. Except as provided for by applicable laws or set out in the applicable collective bargaining agreements, no employee benefit plan or other arrangement providing benefits to Employees or directors of the Target Companies is a defined benefit pension plan, final salary plan or provides any death, disability or retirement benefit calculated by reference to age, salary or length of service. Except as required by applicable law or set out in the applicable collective bargaining agreements (i) no employee benefit plan or other arrangement covering Employees or directors of the Target Companies provides health or welfare benefits for any former employee or director, or their beneficiaries or dependents, (ii) nor does the Company or its Subsidiaries have a legal obligation to provide health or welfare benefits to any Employee or director of the Target Companies following such Employee’s or director’s termination of service, except as set out in Annex 12.3. Except as set out in Annex 12.3, the consummation of the transactions contemplated by this Agreement will not accelerate the time of payment or vesting, or materially increase the amount of compensation to any current or former employee or director of the Target Companies. Each employee benefit plan or arrangement required to be registered with a governmental authority has been so registered. Each employee benefit plan or arrangement that is intended to qualify for tax-preferential treatment under applicable law so qualifies and has received, where required, approval from the applicable governmental authority that it is so qualified and no event has occurred or circumstance exists that may give rise to disqualification or loss of tax-preferential treatment.

12.4
The Company and the Subsidiaries are not bound by any enforceable administrative or judicial decision pursuant to which they are obliged to hire, for a definite or indefinite period of time, personnel and/or to reinstate in their position terminated personnel previously employed or increase the Employees’ compensation.

12.5
During the last 3 (three) years, with the exception of the Employees, no persons have claimed or threatened to claim in writing to be entitled, to be an employee of the Company or the Subsidiaries. No Person acting as consultant or director on an independent basis of any Target Company can claim any re-characterization of such relationship into that of an employment.

12.6
The Sellers have made available to the Purchaser in the virtual data room copies, which are complete and accurate in all material respects, of all current agreements between the Company and the Subsidiaries and any trade union, works council, or other body representing their employees or any of them.

12.7	At the date hereof, none of the Target Companies is involved in any material industrial or trade dispute or any material dispute or negotiation with any trade union, association of

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trade unions, works council, or body representing the Employees or any material number or category of the Employees, and, at the date hereof, no such dispute has been threatened in writing.

12.8
None of the Target Companies is bound by any commitment to the Employees, or to their former employees, concerning the granting of options or shares of any Target Company under any stock option or incentive plans.

12.9
The Target Companies currently comply, and have complied during the last 3 (three) years, in all respects with all applicable laws relating to (i) working hours or wage payments, in relation to their Employees and their former employees; (ii) mandatory hiring of disabled workers, non discrimination and equal opportunity employment; (iii) health & safety at work; (iv) immigration matters; and (v) employee privacy. The mass layoffs, collective dismissals or redundancies and other collective procedures carried out by Target Companies in the past 3 (three) years have been carried out in all material respect in compliance with applicable laws.

12.10
Except as set out in Annex 12.10, with reference to Persons working for the Company or the Italian Subsidiary under fixed-term employment contracts or seasonal contracts or apprenticeship contracts, such contracts are utilized by the Company and the Italian Subsidiary, in any material respect, correctly and in compliance with the provisions of the applicable laws. The current ratio between apprenticeship contracts and employees does not oblige the Company or the Italian Subsidiary to convert, including at a later moment, the current apprenticeship contracts into employment agreement for indefinite duration.

12.11
The amount shown in the Locked Box Accounts as of the date hereof, and in the 2016 Audited Financial Statements as of the Closing, as “trattamento di fine rapporto” represents the full amount which the Target Companies will be required to pay to their Employees for all periods through 31 December 2016 to cover termination pay upon termination of employment (whether voluntary or involuntary) as “trattamento di fine rapporto”.

12.12
Except as set out in Annex 12.12, in relation to agreements executed during the last 3 (three) years, any restrictive covenants, including non-compete covenants and non-solicitation covenants prohibiting solicitation of any customers or employees of the Target Companies, of any of the Employees with any of the Target Companies have been properly compensated and in any event have been valid and enforceable according to their terms under any applicable law and regulations.

12.13
Except as reflected in the Locked Box Accounts as of the date hereof, and in the 2016 Audited Financial Statements as of the Closing, none of the Target Companies is indebted to any Sellers, Sellers’ Related Parties or any companies of the Sellers’ group, nor to any director, employee or agent of the Company or the Subsidiaries, except for amounts due as normal salaries and in reimbursement of ordinary expenses on a current basis, and none of the aforesaid Persons is indebted to the Company or the Subsidiaries except for advances for ordinary business expenses.

12.14
The relationships in force between the Company and Italian Subsidiary and the persons rendering their collaboration or services or service providers on a continuing, project or autonomous basis (‘collaboratori coordinati e continuativi’, ‘collaboratori a progetto’, ‘prestatori d’opera o servizi’, or other ‘collaboratori autonomi’) have at all times been in compliance, in all material aspects, with the provisions of applicable laws, including lending of workmanship (so called “appalto di manodopera”).

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12.15
Annex 12.15 contains a complete list of the agents of the Target Companies as of the date hereof (the “Agents”). The agreements in force with the Agents are in compliance with the applicable laws and collective agreements and all social security and other compulsory contributions due with respect to such agents have always been regularly paid by the Target Companies and the severance indemnity and other indemnities due to the Agents have been regularly set aside and are properly entered in the Locked Box Accounts as of the date hereof, and will be properly entered in the 2016 Audited Financial Statements as of the Closing, in accordance with Accounting Principles to the extent so required under applicable laws and collective bargaining agreements.

13	Social Security

13.1
The Target Companies have timely and correctly made all filings required to be made under applicable social security law (and, with respect to the Foreign Subsidiaries, the corresponding laws applicable in the respective jurisdictions of incorporation), with respect to their respective Employees and directors and all contributions required to be paid pursuant to such laws in relation to any Employees and directors have been paid in full, or reserved for by the relevant Target Company in its last accounts in accordance with the applicable accounting principles. As at the date hereof, no inspections, audits or other actions by any public authority of competent jurisdiction in connection with additional contributions due in accordance with applicable law or other violations of social security laws are pending or threatened in writing. All the Ordinary Wage Guarantee Schemes (‘Cassa Integrazione Guadagni Ordinaria’) requested by the Company and Italian Subsidiaries have been or will be duly authorized by the competent social security authority (‘Istituto Nazionale di Previdenza Sociale’).

14	Intellectual Property Rights

14.1
Each Target Company owns or otherwise has the valid and legally enforceable rights to use all material Intellectual Property Rights owned, created, acquired, licensed or used by any Target Company, and the consummation of the transactions contemplated hereby will not alter or impair any such rights in any material respect. The registered Intellectual Property Rights owned by the Target Companies, the Intellectual Property Rights of the Target Companies (whether registered or not) licensed to any Persons or the Intellectual Property Rights (whether registered or not) used by the Target Companies under license in the conduct of their respective businesses and any agreement related thereto (the “Target Companies’ Intellectual Property Rights”) are listed under Annex 14.1. The Target Companies’ Intellectual Property Rights constitute all of the Intellectual Property Rights used in the conduct of the businesses of the Target Companies as presently conducted.

14.2
Except as set out under the Senior Facilities Agreement, the Target Companies have full and exclusive title, free from any Encumbrance, to the Target Companies’ Intellectual Property Rights of their property, or valid title to the Target Companies’ Intellectual Property Rights owned in co-ownership with third parties, or valid license or other title to use the Intellectual Property Rights of third parties’ property currently used in carrying out their activities.

14.3
Except as set out in Annex 14.3, and to the Sellers’ Best Knowledge, no Person has infringed or misappropriated any of the Target Companies’ Intellectual Property Rights. Neither the conduct of the businesses of the Target Companies nor any of the Target Companies’ creation, use, license or other transfer of the Target Companies’ Intellectual

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Property Rights infringe, violate or misappropriate the Intellectual Property Rights of any third party in any material respect (including any licenses, leases, royalty and/or other agreements or arrangements relating to any Target Companies’ Intellectual Property Rights under which they are bound). None of the Target Companies has received any written notice to the effect that the Target Companies’ Intellectual Property Rights or the creation, use, license or other transfer thereof constitutes infringement, violation or misappropriation of the Intellectual Property Rights of any third party (including any licenses, leases, royalty and/or other agreements or arrangements relating to any Target Companies’ Intellectual Property Rights under which they are bound).

14.4
All required formalities and all fees and duties related to any application or registration related to the Target Companies' Intellectual Property Rights have been duly and timely complied with and paid in order to prevent, to the extent permitted under applicable laws, forfeiture, waiver, termination or expiration of any term related to such application and/or registration.

14.5
The Target Companies own or have a valid right to use all the software and information technology infrastructure necessary to conduct their businesses as currently conducted. The Target Companies’ software and information technology infrastructure are either fully owned by, or validly leased or licensed to, the Target Companies. The information technology infrastructure owned by the Target Companies is free from all Liens.

14.6
None of the employees or consultants or independent contractors working for the Target Companies in relation to any R&D or other creative activity during the last 3 (three) years is entitled to any Intellectual Property Rights (except for "moral rights") over any invention or other result of their activities for the Target Companies nor any judicial proceedings is currently pending nor has it been threatened in writing vis-à-vis any of the Target Companies in relation to the above.

15	Insurance Policies

15.1
All premiums payable under the insurance policies of the Target Companies in force as at the date hereof have been timely paid and, to the Sellers’ Best Knowledge, no claims are outstanding against the insurers. Each of the foregoing insurance policies is in full force and effect, all premiums due thereon have been paid and the Sellers and their Affiliates are not in material default with respect to any obligations thereunder and are in compliance in all material respects with the terms of such policies. Except as set forth in Annex 15.1, there are no outstanding material claims under any such policies. During the past three (3) years, no Target Company has made any material claim under any such policies as to which coverage has been denied or disputed in writing by the applicable insurers. The Target Companies, except as set forth in Annex 15.1, maintain, and at all times during the past 3 (three) years have maintained, in full force and effect, a group insurance policy arranged by the broker Willis which provides standard market coverage against all risks normally insured in the business sector in which the Target Companies operate.

16	Permits

16.1
The Company and the Subsidiaries have all licenses and permits and other governmental authorizations which are those required under any applicable laws for the lawful performance of their business (the “Material Permits”).

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16.2
Except as set out in Annex 16.2, the Material Permits are in full force and effect as of the date hereof and neither the execution of this Agreement, nor the fulfilment of any obligations hereunder, including the Closing, shall result in the revocation or termination, in whole or in part, of any of the Material Permits.

16.3
There are no pending or threatened in writing, civil, criminal or administrative proceedings for violation of any Material Permits, nor there exists any violation in respect of any Material Permit which can be reasonably expected to result in any of the Material Permits being revoked, annulled, cancelled, suspended or not renewed upon expiry in such a way as to prevent, or materially impair the conduct of the Business of any Target Company as currently conducted.

17	Environmental Matters

17.1
To the Sellers’ Best Knowledge, there has never been any material emission, spill, release, discharge, or contamination into (i) the air, (ii) the soil or any existing structures located on it, (iii) the surface water or ground water, or (iv) the sewer, sewer system and waste treatment, storage or disposal system that service any of the Target Companies, of any Hazardous Materials at or from any Owned Real Estate or Leased Real Estate.

17.2
No written notice of alleged violation of any Environmental Laws, or alleged presence of any Hazardous Materials, has been delivered by any Authority to any of the Target Companies, and, to the Sellers’ Best Knowledge, no circumstance exists that may reasonably be expected to cause any Authority to issue any such notice.

17.3
The Company and the Subsidiaries are not and have not been in any material violation under any Environmental Laws and hold all the environmental authorizations required thereunder in order to conduct their business in compliance with applicable laws, provided, however, that with respect any such material violation relating to asbestos or pollutants, the representation in this Paragraph 17.3 is subject to the Sellers’ Best Knowledge.

17.4
To the Sellers’ Best Knowledge, no properties operated by the Company or its Subsidiaries suffer from any Environmental Contamination and there are no tanks underground containing Hazardous Materials at any property operated by the Company or its Subsidiaries.

18	Litigation and Claims

18.1
Except as set out in Annex 18.1 (of which the IP Litigation will be subject to Article 10 of this Agreement), (a) as at the date hereof, none of Target Companies is a party, as a claimant or a defendant, to any pending litigation or has received any written claim having an indefinite value or a value individually in excess of EUR 100,000 (one hundred thousand), whether before the ordinary courts or before administrative or other courts or arbitrators, either in their own jurisdiction or abroad, and (b) there are no, and for the past 3 (three) years there have been no, proceedings pending or, to the Seller’s Best Knowledge, threatened, or judgments outstanding, against, the Business or its assets (including the Intellectual Property Rights), or any of the Target Companies which resulted, or would reasonably be expected to result in, a liability of a Target Company individually in excess of EUR 200,000 (two hundred thousand).

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18.2
There is no written claim of any Person (whether by individuals, unions, social security or any other governmental agencies) or any pending proceeding against any Target Company which relates to employment or social security matters.

18.3	Except as set out in Annex 18.1, there is no written claim of any Person or any pending proceeding which relates to any of the Target Companies’ Intellectual Property Rights.

18.4
Except as set out in Annex 18.1¸there is no pending written claim or written demand from any third party against any Target Company requesting the payment of indemnities individually in excess of EUR 100,000 (one hundred thousand) with respect to any product manufactured or sold by the Company and the Subsidiaries.

18.5
Except as set out in Annex 18.5, no Target Company has entered into a settlement agreement with respect to any pending or threatened proceeding within 3 (three) years prior to the date of this Agreement, other than releases immaterial in nature or having an amount less than EUR 200,000 (two hundred thousand) entered into with former employees or independent contractors of any Target Company in the ordinary course of business in connection with routine cessation of such employee's or independent contractor's employment with or retention by any Target Company.

18.6
The products sold by the Company and the Subsidiaries meet in all material respect all of the requirements imposed by applicable law and have received all applicable approvals (if any) required for their manufacturing, transport and sale where they are manufactured, transported or sold. To the Sellers’ Best Knowledge, neither the Company nor the Subsidiaries have received any written claims or series of related written claims alleging that the products sold by them were defective and caused or contributed to the causation of personal injuries or property damage.

18.7
During the last 5 (five) years, there has never been any product recalls with respect to products manufactured or sold by the Company or the Subsidiaries. There are no facts or circumstances which, to the Sellers’ Best Knowledge, would reasonably be expected to result in a product recall campaign.

19	Trade Control and Anti-Corruption/Anti-Bribery Laws

19.1
None of the Target Companies, any of their respective officers, directors or employees, nor, to the Sellers’ Best Knowledge, any agent or other third party representative acting on behalf of any Target Company, is currently, or has ever, (i) violated any applicable law pertaining to customs, export controls, technology transfer or industrial security ("Trade Control Laws") or (ii) is the subject of an action by a governmental authority that restricts such person's ability to engage in export transactions.

19.2
None of the Target Companies, any of their respective officers, directors or employees, nor, to the Seller’s Best Knowledge, any agent or other third party representative acting on behalf of any Target Company, is currently, or has ever, made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any government official or other Person in violation of any applicable anti-corruption or anti-bribery law. To the Sellers’ Best Knowledge, the Target Companies have maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and government officials.

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19.3
During the 5 (five) years prior to the date hereof, no Target Company other than IPC Brazil, CT and IPC India, nor, to the Sellers’ Best Knowledge, IPC Brazil, CT and IPC India, has received from any governmental authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a governmental authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to any applicable Trade Control Laws or anti-corruption or anti-bribery laws.

20	Compliance with Laws

20.1
Except as set out in Annex 20.1, the Target Companies and the Sellers, to the extent applicable to its operations of the Business, are, and for the past 3 (three) years have been, in compliance with all applicable laws. There are no, and for the past 5 (five) years there have been no, investigations pending or, to the Sellers’ Best Knowledge, threatened by any governmental authority with respect to any Target Company or the Sellers, to the extent applicable to the operation of the Business, or any of the Target Companies’ material assets.

20.2
For the past 3 (three) years, neither the Target Companies nor any Seller, to the extent applicable to its ownership of the Shares or its operation of the Business, has received any written notice, charge, or claim to the effect that any Target Company is materially non-compliant with any applicable law.

21	Exit Costs

21.1
Neither the Target Companies nor the Sellers have incurred any liability for any brokerage, finder’s or similar fees or commissions in connection with the purchase and sale of the Shares contemplated hereby, the payment of which can be validly claimed from the Purchaser or any of the Target Companies.

21.2
Except as set out in Annex 21.2, there are no bonus, deferred compensation, profit-sharing, golden parachute, severance or similar plans, for the benefit of any Employees, any current or former director (or its equivalent) or officer of the Target Companies or any other Persons formerly employed by any Target Company, that will become due and payable by any Target Company in relation to, or as a consequence of, the occurrence of the Closing and/or the transfer of the Shares to the Purchaser.

22	Assets

22.1
Except as set out in Annex 22.1: (i) the Target Companies have full, unconditional, exclusive, good, marketable and insurable title to the assets shown in the Locked Box Accounts as of the date hereof, and in the 2016 Audited Financial Statements as of the Closing, or acquired by them after December 31, 2016 or in the case of leased assets, valid leasehold interest in, the applicable assets; (ii) such title and leasehold interests are not subject to any material limitation, industrial privilege, Lien, Encumbrance or right whatsoever for the benefit of third parties, except as set forth in the Locked Box Accounts as of the date hereof, and in the 2016 Audited Financial Statements as of the Closing.

23	Inventory

23.1	The inventories of the Company and the Subsidiaries as reflected in the Locked Box Accounts as of the date hereof, and in the 2016 Audited Financial Statements as of the

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Closing, and those provided or acquired after December 31, 2016 consist of products of a quality and quantity consistent with past practices in the ordinary course of business. The value of such inventories is accounted for in the Locked Box Accounts as of the date hereof, and will be accounted for in the 2016 Audited Financial Statements as of the Closing, or on the accounting records of the Target Companies and reflects valuation criteria that are consistent with the Accounting Principles.

24	Receivables

24.1
All the accounts receivable of the Target Companies as reflected in the Locked Box Accounts as of the date hereof, and in the 2016 Audited Financial Statements as of the Closing, and those accrued or acquired after December 31, 2016 represent valid obligations arising out of sales actually made or services actually rendered in the ordinary course of business. Such accounts receivable are current and collectible, net of the respective reserves set forth in the 2016 Audited Financial Statements, the Locked Box Accounts or on the accounting records of the Target Companies, as the case may be (which reserves have been calculated consistent with the past custom and practice of the Target Companies). There is no contest, claim, defense or right of setoff claimed or threatened in writing, other than returns in the ordinary course of business, relating to the amount or validity of such accounts receivable.

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